UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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TIMKENSTEEL CORPORATION

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TimkenSteel
TimkenSteel Corporation
Canton, Ohio U.S.A.

Ward J. “Tim” Timken, Jr.

Chairman, CEO & President

March 15, 2018

Dear Shareholder:

The 2018 Annual Meeting of Shareholders of TimkenSteel Corporation will be held on Thursday, May 3, 2018, at 10:00 a.m. local time at our corporate offices in Canton, Ohio.

At this year’s meeting, you will be asked to consider and act upon three matters, all of which are recommended by your Board of Directors: (1) the election of four Directors; (2) the ratification of our independent auditor selection; and (3) advisory approval of the compensation of the Company’s named executive officers.

Details of these matters are contained in the accompanying Notice of 2018 Annual Meeting of Shareholders and Proxy Statement. Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend in person.

Thank you for your support.

Sincerely,

Ward J. Timken, Jr.

Enclosure

TimkenSteel Corporation

1835 Dueber Ave. S.W.

Canton, OH 44706

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

The 2018 Annual Meeting of Shareholders of TimkenSteel Corporation will be held on Thursday, May 3, 2018, at 10:00 a.m. local time, at 1835 Dueber Avenue, S.W., Canton, Ohio 44706, to consider and act on the following matters:

1.	Election of the following Directors to serve a three-year term expiring at the 2021 Annual Meeting: Joseph A. Carrabba, Phillip R. Cox, Terry L. Dunlap and John P. Reilly;

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018; and

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Shareholders of record of common shares of TimkenSteel Corporation at the close of business on March 1, 2018, are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2018 ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

March 15, 2018	Frank A. DiPiero Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Shareholders to be held on May 3, 2018: This Proxy Statement and our 2017 Annual Report to Shareholders are available free of charge on the following website: www.ReadMaterial.com/TMST. Directions to the Annual Meeting may be obtained on the investor page on our website at http://investors.timkensteel.com.

TIMKENSTEEL CORPORATION

PROXY STATEMENT

QUESTIONS & ANSWERS

WHAT IS THE PURPOSE OF THIS PROXY STATEMENT?

This Proxy Statement and the accompanying proxy card are being made available to shareholders beginning on or about March 15, 2018, in connection with the Company’s solicitation of proxies for the 2018 Annual Meeting of Shareholders to be held on May 3, 2018, at 10:00 a.m. local time at the corporate offices of the Company (1835 Dueber Ave. S.W., Canton, Ohio 44706), and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice.

WHAT IS A PROXY?

A proxy is your legal appointment of another person to vote the shares you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. On the proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The designated proxies are required to vote your shares in the manner you instruct.

WHO CAN VOTE?

Record holders of TimkenSteel Corporation common stock at the close of business on March 1, 2018 (the “Record Date”) are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the Record Date. On that date, there were 44,527,546 of our common shares outstanding.

HOW DO I VOTE?

Registered Holders. If your shares are registered in your name, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways:

By telephone. After reading the proxy materials, you may call the toll-free number 1-888-693-8683. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your proxy card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available until 6:00 a.m. EDT on May 3, 2018.

Over the Internet. After reading the proxy materials, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your Control Number, which you can find on your Notice of Internet Availability or your proxy card. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available until 6:00 a.m. EDT on May 3, 2018.

By mail. After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your proxy card to the Company’s tabulation agent, Corporate Election Services, Inc. (“Corporate Election Services” or “CES”), in the postage-paid envelope provided, or return it to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230. Proxy cards returned by mail must be received by CES by 6:00 a.m. EDT on May 3, 2018, in order for your vote to be recorded.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote in person, by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director. You also can specify whether you want to vote for or against, or abstain from voting on, the ratification of the selection of our independent auditor and the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Shares represented by properly-executed proxy cards, online instructions or telephone instructions will be voted as you direct. If you provide a properly-executed proxy card or properly-submitted online or telephone instructions but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as set forth below and, as to any other business as may be properly brought before the 2018 Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders:

Proposal	Board Recommendation
1. Election of the Board’s four nominees as Directors	For

2. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018	For

3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers	For

401(k) Plan Participants. If you participate in a 401(k) plan sponsored by the Company, including the TimkenSteel Corporation Savings and Investment Pension Plan, the TimkenSteel Corporation Voluntary Investment Pension Plan, or the TimkenSteel Corporation Savings Plan for Certain Bargaining Employees, any shares held for your account in the TimkenSteel Stock Fund of the plan will be voted by the Trustee for the plan, Empower Retirement, according to confidential voting instructions provided by you. You may give your voting instructions to the plan Trustee in any ONE of the three ways set forth above; however, your instructions must be received no later than 6:00 a.m. EDT on May 1, 2018. If you do not provide timely voting instructions, your shares will be voted by the Plan Trustee in the same proportion as it votes Plan shares for which it did receive timely instructions.

Beneficial Owners/Nominee Shares. If your shares are held by a broker, bank or some other nominee, that entity will give you information on how you can vote your shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote. Your broker, bank or nominee will provide you with a voting instruction card or some other means for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not provide the broker, bank or other nominee with your voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the Company’s independent auditor (Proposal 2 of this Proxy Statement). All other matters identified above (Proposals 1 and 3 of this Proxy Statement) are not considered to be routine matters and your broker will not have discretion to vote on those matters. If you do not provide voting instructions to your broker, your shares will not be voted on any matter for which your broker does not have discretionary authority. When the broker does not vote on a proposal because it is a non-routine item and the broker’s customer has not provided voting instructions, this is referred to as a “broker non-vote.”

In-Person Voting. Registered shareholders and beneficial owners of shares held in street name also may vote in person at the Annual Meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder who wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares as record owner.

TIMKENSTEEL 2018 PROXY STATEMENT

MAY I CHANGE MY VOTE?

You may change your vote after you submit your proxy by:

•	Sending a written notice addressed to the Secretary of the Company and received prior to the close of business on May 2, 2018, stating that you want to revoke your proxy;

•	Submitting another completed proxy card to the Secretary of the Company that is received prior to the close of business on May 2, 2018, that has a later date than the previously submitted proxy card;

•	Entering later-dated telephone or Internet voting instructions prior to 6:00 a.m. EDT on May 3, 2018, which will automatically revoke the earlier proxy; or

•	Attending the Annual Meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

WHO COUNTS THE VOTES?

Corporate Election Services will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. A representative of CES will serve as the inspector of election for the 2018 Annual Meeting of Shareholders.

WHAT IS A “QUORUM”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if the holders of record of shares entitled to exercise not less than 50% of the voting power of the Company in respect of any one of the purposes for which the meeting is called are present in person or by proxy. If you vote – including by Internet, telephone, or proxy card – your shares will be counted toward the quorum for the Annual Meeting. Withhold votes for election of Directors, proxies marked as abstentions, and broker non-votes also are treated as present for purposes of determining a quorum.

WHAT VOTE IS NECESSARY TO PASS THE ITEMS OF BUSINESS AT THE ANNUAL MEETING?

If a quorum is present at the Annual Meeting, the four nominees for election as Directors will be elected if they receive a plurality of the votes cast. If you vote, your shares will be voted for election of all of the Board’s Director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against the election of a nominee.

The affirmative vote of a majority of the votes cast on the proposal is required for Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent auditor. In determining whether this proposal has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

The shareholder vote on Proposal 3, the compensation of the Company’s named executive officers, is advisory in nature and therefore not binding on the Company. Although this is an advisory vote, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the Company’s named executive officers. Abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

The Company does not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is properly brought before the meeting, the properly submitted proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

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WHO IS SOLICITING PROXIES?

The enclosed proxy is being solicited by the Board of Directors of the Company, and the Company will pay the cost of the solicitation.

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $17,500, plus reasonable out-of-pocket expenses. Solicitations may be made by any means of communication. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The Company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the Company may, without extra remuneration, solicit the return of proxies. Solicitations may be made by any means of communication, including by telephone, letter, personal visit, electronic mail or other electronic means.

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE NEXT ANNUAL MEETING?

We must receive by November 15, 2018, any proposal of our shareholders intended to be presented at the 2019 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2019 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Such proposals should be submitted by certified mail, return receipt requested.

A shareholder submitting a proposal outside the processes of Rule 14a-8 in connection with the 2019 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Code of Regulations. In general, to be timely, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s Annual Meeting of Shareholders. If the date of the 2019 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2018 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2019 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Shareholders is first made. Our proxy related to the 2019 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 2, 2019.

HOW CAN A SHAREHOLDER OR OTHER INTERESTED PARTY COMMUNICATE WITH THE BOARD OF DIRECTORS?

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the TimkenSteel HelpLine at 1-855-754-2921 (anonymously, if so desired). Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful consideration of the matter.

TIMKENSTEEL 2018 PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS

We presently have ten members on our Board of Directors. Our Board is divided into three classes for purposes of election, with three-year terms of office ending in successive years.

The Board of Directors has nominated the following individuals for election as Directors at the 2018 Annual Meeting of Shareholders, to serve for a term of three years expiring at the 2021 Annual Meeting of Shareholders (or until their respective successors are elected and qualified): Joseph A. Carrabba, Phillip R. Cox, Terry L. Dunlap and John P. Reilly. Each of the nominees currently serves as a Director and has agreed to continue his service if elected. Biographical information on each of the nominees and a description of their qualifications to serve as a Director, as well as similar information about the other Directors, is set forth on the pages that follow.

In nominating Mr. Reilly for re-election, the Board of Directors made an exception to the policy set forth in the Company’s Corporate Governance Guidelines that no director should stand for election after reaching the age of 72. Mr. Reilly is currently 74 years of age. The Board believes, however, that Mr. Reilly provides a valuable and unique perspective to the Board because, among other reasons, he has extensive experience in the automotive industry, which is a significant market for the Company. As such, the Board determined that it was appropriate to make an exception to the directors’ retirement policy and to nominate Mr. Reilly for re-election at the 2018 Annual Meeting of Shareholders.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than four nominees.

Directors are elected by a plurality of the votes cast. The four nominees receiving the greatest number of votes will be elected.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and contributions to the Board of Directors, as well as any reasons given by shareholders regarding why they withheld votes from the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to promptly disclose its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Holders of TimkenSteel common shares are entitled to cast one vote for each share held on the Record Date for up to four nominees for Director. A shareholder may not cumulate his or her shares in voting for Director nominees. What this means is that, for example, a shareholder who owns 100 TimkenSteel common shares may vote 100 shares for each of four nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, or vote for more than four nominees.

Shares represented by proxy will be voted FOR these nominees unless you specify otherwise in your voting instructions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES.

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BOARD OF DIRECTORS

Set forth on the following pages is biographical information for each of the nominees for election and the other continuing Directors with unexpired terms of office, and a description of the skills and qualifications that led the Board to conclude that each such person should serve as a Director of the Company. All information is given as of March  1, 2018, unless otherwise indicated.

NOMINEES FOR ELECTION

TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2021 ANNUAL MEETING OF SHAREHOLDERS

Joseph A. Carrabba

Term:	Expires in 2018; Director since 2014.

Business Experience and Director Qualifications:

Mr. Carrabba has served, since September 1, 2017, as the President and CEO of Ram River Coal Corporation, a Canadian company holding a 100% interest in property that contains two well-defined metallurgical coal deposits in Alberta, Canada. Mr. Carrabba also presently serves as Chief Executive Officer and President of Irati Energy Corporation, an oil and gas exploration company focused on Southern Brazil oil shale development projects, a position he has held since April 2016. Previously, Mr. Carrabba served as the Chairman, Chief Executive Officer and President of Cliffs Natural Resources Inc., an international mining and natural resources company, from May 2005 until his retirement in November 2013. Prior to joining Cliffs Natural Resources in 2005, Mr. Carrabba served for over 20 years in a variety of leadership capacities at Rio Tinto, a global mining company, at locations worldwide, including the United States, Asia, Australia, Canada and Europe.

Having served as Chairman, President and Chief Executive Officer of a large, global, mining and exploration public company (which is a major supplier to many of the world’s largest steel companies), and having served on the Board of the American Iron and Steel Institute from 2006 through 2013 and as its Chairman from 2012 to 2013, Mr. Carrabba has a deep understanding of the global steel industry and the raw material supply chain, and provides the Board with an important perspective regarding TimkenSteel’s business.

Other Directorships:	Mr. Carrabba has been a Director of Newmont Mining Corporation since 2007, a Director of Aecon Group lnc. since 2013, a Director of Niocorp Developments Ltd. since 2014 and a Director and Non-Executive Chairman of Fura Gems Inc. since November 2017. Mr. Carrabba formerly was a Director of Cliffs Natural Resources from 2006 until November 2013, of KeyBank Corporation from 2009 until May 2017, and of Lithium X Energy Corp. from 2015 until July 2017.

Committees:	Compensation Committee and Nominating and Corporate Governance Committee.

Age:	65

TIMKENSTEEL 2018 PROXY STATEMENT

Phillip R. Cox

Term:	Expires in 2018; Director since 2014.

Business Experience and Director Qualifications:

Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation, a financial services company that he founded, for over 35 years.

Mr. Cox provides guidance to our Board based on his extensive knowledge of finance, investments and capital markets. Mr. Cox brings the perspective of a member of several corporate boards, including as non-executive Chairman of the Board and a member of the Audit and Finance, Governance and Nominating, and Compensation Committees of Cincinnati Bell Inc., and as Chairman of the Compensation Committee and member of the Board Governance Committee of Diebold Nixdorf, Incorporated (previously known as Diebold, Incorporated).

Other Directorships:	As noted, Mr. Cox currently is non-executive Chairman of Cincinnati Bell, where he has served as a Director since 1993. He also has served as a Director of Touchstone Mutual Funds since 1994 and Diebold Nixdorf since 2005. Previously, Mr. Cox served as a Director of The Timken Company from 2004 to 2014.

Committees:	Audit Committee and Compensation Committee.

Age:	70

Terry L. Dunlap

Term:	Expires in 2018; Director since 2015.

Business Experience and Director Qualifications:

Mr. Dunlap is the principal at Sweetwater LLC, a consulting and investing business with a focus on manufacturing and technology. Previously, Mr. Dunlap spent 31 years with Allegheny Technologies Incorporated (ATI), a diversified specialty metals producer, where he held numerous positions in sales, marketing, manufacturing, supply chain, logistics and information technology. He served as executive vice president of ATI’s flat-rolled products group from 2011 until his retirement in December 2014. He also was president of ATI Allegheny Ludlum from 2002 to 2014 and served on the boards of two ATI joint venture companies.

Mr. Dunlap brings to the Board expertise in all aspects of the metals industry, adding further depth to the Board’s already significant understanding of the market and supply chain dynamics that affect the Company’s business.

Other Directorships:	Mr. Dunlap has been a Director of Matthews International Corporation since 2015.

Committees:	Compensation Committee and Audit Committee.

Age:	58

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John P. Reilly

Term:	Expires in 2018; Director since 2014.

Business Experience and Director Qualifications:

Mr. Reilly served as the Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, until 1998. He has more than 30 years of experience in the automotive industry, where he served as President and Chief Executive Officer of several automotive suppliers, including Stant Corporation and Tenneco Automotive. He also held leadership positions at Chrysler Corporation and Navistar International and served as President of Brunswick Corporation.

Mr. Reilly brings to our Board the benefits of his extensive automotive industry experience and provides the Board with valuable insight in a significant market for the Company. Based on his 40 years of successful executive leadership with Figgie International, Stant Corporation and Tenneco Automotive, Mr. Reilly also is able to guide the Board in making strategic and business decisions. Mr. Reilly has served as the Company’s Lead Director since the separation of the Company from The Timken Company. Mr. Reilly brings to the Board his perspective and prior experience as non-executive Chairman of another corporate board, as well as his experience as a member of the Audit and Compensation Committees of The Timken Company.

Other Directorships:	Mr. Reilly previously served as a Director of The Timken Company from 2006 to 2016, as a Director and non-executive Chairman of Exide Technologies from 2004 to 2015, and as a Director of Material Sciences Corporation from 2004 to 2014.

Committees:	Nominating and Corporate Governance Committee (Chairperson) and Audit Committee.

Age:	74

TIMKENSTEEL 2018 PROXY STATEMENT

CONTINUING DIRECTORS

Diane C. Creel

Term:	Expires in 2019; Director since 2014.

Business Experience and Director Qualifications:

Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation Inc., a subsidiary of Ecolab Inc., a waste stream technology company using patented technologies, until her retirement in 2008. Prior to Ecovation, Ms. Creel was Chairman, Chief Executive Officer and President of Earth Tech, Inc. from 1992 to 2003.

Our Board benefits from Ms. Creel’s deep experience as a senior executive and Board member of several industrial companies. Ms. Creel’s expertise in engineering, construction and green technologies provides a key industry perspective to the Board. She also has experience in mergers and acquisitions, which serves the Board well when evaluating inorganic growth opportunities. Ms. Creel brings the perspective of a member of several boards, including Lead Independent Director as well as Chair of the Nominating and Governance Committee and member of the Personnel and Compensation Committees of Allegheny Technologies Incorporated (ATI), and as a member of the Audit and Risk Management, Compensation and Human Resources and Nominating and Corporate Governance Committees of EnPro Industries, Inc.

Other Directorships:	Ms. Creel has served as a Director of ATI since 1996 and EnPro Industries, Inc. since 2009. Ms. Creel was formerly a Director of Goodrich Corporation until 2012 and of URS Corporation and The Timken Company until 2014.

Committees:	Compensation Committee (Chairperson) and Nominating and Corporate Governance Committee.

Age:	69

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Randall H. Edwards

Term:	Expires in 2020; Director since 2015.

Business Experience and Director Qualifications:

Mr. Edwards has been the President and Chief Executive Officer of Premier Pipe, LLC, a leader in the supply and management of engineered premium oil country tubular goods, since 2015. Previously, he served as President and Chief Operating Officer of Premier Pipe from 2014 to 2015. Prior to that, Mr. Edwards held various positions with NOV Grant Prideco, a leading supplier of oil field drill stem components, from 1999 to 2014, including President of NOV Grant Prideco from 2008 to 2014. He began his career at Wilson Supply, where he managed oil country tubular goods and the company’s drill pipe product line.

Mr. Edwards brings to the Board expertise in the oil and gas industry, with a deep understanding of that market’s supply chain, including the steel producers supporting it. This expertise, together with his experience overseeing global operations, provides the Board with valuable market and supply chain expertise and enables Mr. Edwards to make significant contributions to the Board.

Other Directorships:	None.

Committees:	Nominating and Corporate Governance Committee and Audit Committee.

Age:	58

Donald T. Misheff

Term:	Expires in 2019; Director since 2014.

Business Experience and Director Qualifications:

Mr. Misheff was managing partner of the Northeast Ohio offices of Ernst & Young LLP, a public accounting firm, from 2003 until his retirement in 2011. He began his career at Ernst & Young in 1978, and has had more than 30 years of experience in taxation and in performing, reviewing and overseeing the audits of financial statements of a wide range of public companies and advising those companies on financial and corporate governance issues.

Mr. Misheff’s perspective from service on numerous community boards and other public and private company boards (including Aleris, which is a global company focused on the production and sale of aluminum rolled and extruded products, recycled aluminum and specifications alloy manufacturing), coupled with his extensive financial, tax and corporate governance experience, provides him with the experience and qualifications to make significant contributions to the TimkenSteel Board.

Other Directorships:	Mr. Misheff has been a member of the Board of Directors of FirstEnergy Corp. since 2012 and of Trinseo S.A. since 2015.

Committees:	Audit Committee (Chairperson) and Nominating and Corporate Governance Committee.

Age:	61

TIMKENSTEEL 2018 PROXY STATEMENT

Ronald A. Rice

Term:	Expires in 2019; Director since 2015.

Business Experience and Director Qualifications:

Mr. Rice has been President and Chief Operating Officer of RPM International Inc., which owns subsidiaries that manufacture specialty coatings, sealants and building materials and provide related services for industrial and consumer markets globally, since 2008. Prior to his current role, Mr. Rice held a variety of increasingly responsible positions with RPM from 1995 to 2008. He began his career with The Wyatt Company, an actuarial consulting firm, known today as Willis Towers Watson, in 1985.

Mr. Rice brings to the Board expertise in key functional areas at industrial companies, having nearly 30 years of experience in strategy, corporate governance, risk management, administration, employee benefits and executive compensation. This expertise provides the Board with a valuable and unique perspective and enables Mr. Rice to make significant contributions to the Board.

Other Directorships:	None.

Committees:	Audit Committee and Compensation Committee.

Age:	55

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Ward J. Timken, Jr.

Term:	Expires in 2020; Director since 2014.

Business Experience and Director Qualifications:

Mr. Timken is the Chairman, Chief Executive Officer and President of TimkenSteel Corporation, a role he assumed in connection with the spinoff of TimkenSteel from The Timken Company in June 2014. Prior to being named as TimkenSteel’s Chairman, CEO and President, Mr. Timken served as a Director of The Timken Company beginning in 2002 (a position which he still holds) and as Chairman of the Board of Directors of The Timken Company from 2005 until mid-2014. Previously, Mr. Timken was President of The Timken Company’s steel business from 2004 to 2005 and Corporate Vice President of The Timken Company from 2000 to 2003, and he held key leadership positions in The Timken Company’s European and Latin American businesses from 1992 to 2000. Prior to joining The Timken Company, Mr. Timken opened and managed the Washington, D.C. office of McGough & Associates, a Columbus, Ohio-based government affairs consulting firm.

Mr. Timken provides TimkenSteel’s Board of Directors with relevant experience from having served in several key leadership positions during his previous tenure with The Timken Company and as CEO and President of TimkenSteel since the 2014 spinoff of the Company from The Timken Company. As President of the steel business at The Timken Company, Mr. Timken led the business to record levels of profitability, and as Corporate Vice President, he was responsible for strategy development, including leading The Timken Company’s diversification efforts in its Process Industries segment. Mr. Timken’s broad-based experience, along with his deep understanding of the global industry dynamics across TimkenSteel’s markets, allow him to play a key role in all matters involving TimkenSteel’s Board of Directors.

Other Directorships:	Mr. Timken also is a member of the Board of Directors of The Timken Company, where he has served since 2002.

Committees:	None.

Age:	50

TIMKENSTEEL 2018 PROXY STATEMENT

Randall A. Wotring

Term:	Expires in 2020; Director since 2014.

Business Experience and Director Qualifications:

Mr. Wotring is Chief Operating Officer of AECOM Technology Corporation, a premier, fully integrated infrastructure and support services firm and the largest engineering design firm in the world, a position he has held since July 2017. Mr. Wotring previously served as President, Technical and Operational Services of AECOM from July 2016 until July 2017, as President, Management Services of AECOM from October 2014 until July 2016, and as Corporate Vice President and President of the Federal Services division of URS Corporation from 2004 until October 2014 when URS was acquired by AECOM.

Mr. Wotring is a seasoned executive with more than 30 years of operational experience managing engineering and technical services businesses, much of which involved government and international customers. Mr. Wotring’s understanding of the challenges inherent in global growth, coupled with his experience with mergers and acquisitions, enables him to provide valuable contributions to the Board in connection with the execution of TimkenSteel’s growth strategies.

Other Directorships:	None.

Committees:	Audit Committee and Compensation Committee.

Age:	61

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BOARD OF DIRECTORS INFORMATION

MEETINGS AND COMMITTEES

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the 2017 fiscal year, there were six meetings of the Board of Directors, seven meetings of its Audit Committee, three meetings of its Compensation Committee and four meetings of its Nominating and Corporate Governance Committee. All Directors attended 75% or more of the aggregate number of meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors should attend the Annual Meeting of Shareholders, and all Directors were in attendance at the 2017 Annual Meeting of Shareholders. The independent Directors met separately in executive session without management present at least quarterly in conjunction with regularly scheduled meetings of the Board in 2017, and intend to meet separately in executive sessions without management present at least quarterly in conjunction with regularly scheduled meetings of the Board of Directors in 2018 and thereafter.

AUDIT COMMITTEE

We have a standing Audit Committee that has oversight responsibility with respect to the Company’s independent auditor and the integrity of its financial statements. The Audit Committee is composed of Donald T. Misheff (Audit Committee Chairperson), Phillip R. Cox, Terry L. Dunlap, Randall H. Edwards, John P. Reilly, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the New York Stock Exchange and the rules of the SEC. Our Board of Directors also has determined that Donald T. Misheff qualifies as an Audit Committee financial expert.

The Board of Directors has adopted a written Audit Committee charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the Company’s website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The Audit Committee also has discussed with our independent auditor the matters required to be discussed pursuant to Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditor required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC.

Donald T. Misheff (Audit Committee Chairperson)

Phillip R. Cox

Terry L. Dunlap

Randall H. Edwards

John P. Reilly

Ronald A. Rice

Randall A. Wotring

TIMKENSTEEL 2018 PROXY STATEMENT

COMPENSATION COMMITTEE

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are Diane C. Creel (Compensation Committee Chairperson), Joseph A. Carrabba, Phillip R. Cox, Terry L. Dunlap, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange, and that no member of the Compensation Committee has any relationship to the Company that is material to his or her ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each member of the Committee is also a “non-employee director” for purposes of Section 16 of the Exchange Act, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Compensation Committee charter is available on the Company’s website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other executive officers named in the Summary Compensation Table, that are intended to align the interests of our executives, shareholders and communities; reward executives for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent.

The agenda for meetings of the Compensation Committee is determined by its Chairperson with the assistance of the Vice President, Total Rewards and the Executive Vice President, Organizational Advancement and Corporate Relations. The meetings are regularly attended by the Chairman, CEO and President, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, the Executive Vice President, Organizational Advancement and Corporate Relations and the Vice President, Total Rewards. The Compensation Committee meets in executive session at each of its meetings, and the Chairperson reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. Our Organizational Advancement department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with the Company’s compensation programs.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has selected Meridian Compensation Partners, LLC, an independent executive compensation consultant, to serve as its compensation consultant. The Compensation Committee has engaged Meridian to analyze our executive compensation structure and plan designs, to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders and, from time to time, to review the total compensation of Directors. Meridian also provides market data directly to the Compensation Committee, which the Committee references when determining compensation for executive officers. Additional information regarding the Committee’s engagement of Meridian, including a discussion of the Committee’s assessment of the independence of Meridian, is available in the Compensation Discussion & Analysis (“CD&A”) under the caption “Determining Compensation for 2017 – Role of the Compensation Consultant.”

The Compensation Committee also plays an active role in our executive officer succession planning process by meeting regularly with senior management to ensure an effective succession process is in place and to discuss potential successors for executive officers.

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Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or was during fiscal 2017, an officer or employee of the Company or was formerly an officer or employee of the Company. Further, during fiscal 2017, no member of the Compensation Committee had a relationship that is required to be disclosed under SEC rules regarding related party transactions. Finally, no executive officer of the Company serves or served on the compensation committee or board of directors of any company where any member of the Compensation Committee of the TimkenSteel Corporation Board of Directors is, or was during fiscal 2017, an executive officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with our management the CD&A for the year ended December 31, 2017. Following and based on the review and discussion referred to above, the Compensation Committee recommended to our Board of Directors, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and its inclusion in this Proxy Statement for filing with the SEC.

Diane C. Creel (Compensation Committee Chairperson)

Joseph A. Carrabba

Phillip R. Cox

Terry L. Dunlap

Ronald A. Rice

Randall A. Wotring

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of our Board committees. Members of the Nominating and Corporate Governance Committee are John P. Reilly (Nominating and Corporate Governance Committee Chairperson), Joseph A. Carrabba, Diane C. Creel, Randall H. Edwards and Donald T. Misheff. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the New York Stock Exchange.

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a Director must provide written notice to our Secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Code of Regulations. In general, to be timely, the written notice must be delivered and received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s Annual Meeting of Shareholders. If the date of the Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the Annual

TIMKENSTEEL 2018 PROXY STATEMENT

Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the Annual Meeting of Shareholders is first made. The notice must provide certain information required by the Code of Regulations, including but not limited to (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

The Nominating and Corporate Governance Committee has utilized and expects to utilize a variety of sources to identify possible Director candidates, including professional associations and Board member recommendations. In recommending candidates, the Nominating and Corporate Governance Committee considers the qualifications of candidates such as business experience and other attributes and skills, including high standards of integrity and ethical behavior, which qualify the candidate to serve as a Director of the Company in light of the Company’s business and structure. The Nominating and Corporate Governance Committee also may consider such other elements as it deems appropriate, consistent with the factors in the Company’s Corporate Governance Guidelines, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors regarding, Director nominations submitted by our shareholders. The Committee will consider all potential candidates in the same manner regardless of the source of recommendation.

The Nominating and Corporate Governance Committee will periodically review the appropriate size of the Board and plans for Director succession. In the event vacancies are anticipated or arise, the Committee will consider potential Director candidates. As part of this process, the Committee will assess the skills and attributes of our Board as a whole and of each individual Director and evaluate whether prospective candidates possess complementary and supplementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

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DIRECTOR COMPENSATION

The compensation program under which non-employee Directors were compensated for their services as Directors during 2017 is summarized below. As noted previously, this program is reviewed periodically by the Board to ensure that Director compensation remains appropriate and competitive. In light of business conditions, in February 2016 the Board reduced the Directors’ annual cash retainer from $80,000 to $65,000 and the targeted value of stock compensation from $120,000 to $105,000. For 2017, the Board maintained the annual cash retainer at the reduced level of $65,000, but restored the targeted value of stock compensation to $120,000. The Board intends to maintain the annual cash retainer and targeted value of stock compensation at these same levels in 2018.

CASH COMPENSATION

Each non-employee Director is paid an annual cash retainer for services as a Director. For 2017, the annual cash retainer paid to each non-employee Director was $65,000. An additional annual fee of $20,000 is paid to the Lead Director. In addition to the annual retainer, the following annual fees are paid for service on a committee of our Board of Directors.

Committee	Chairperson Fee	Member Fee

Audit	$30,000	$15,000

Compensation	$17,500	$ 7,500

Nominating & Corporate Governance	$17,500	$ 7,500

Directors who are also our employees are not paid any additional compensation for serving as Directors.

STOCK COMPENSATION

Each non-employee Director serving at the time of our Annual Meeting of Shareholders will receive a grant of our common shares following the meeting. The common shares are granted as deferred shares which vest on the first anniversary of the grant date, provided the Director continues to serve as a non-employee Director on that date. As noted above, for 2017, the approximate target value of the grant was $120,000. A non-employee Director who is first elected to the Board after the date of the Annual Meeting will receive a grant of common shares at the time of his or her election to the Board. The value of such grant may be prorated to reflect the portion of the year during which such Director will serve on the Board.

The Company requires that the common shares granted to a Director be held for as long as the Director remains on the TimkenSteel Board. In addition, the Compensation Committee of the Board of Directors adopted stock ownership guidelines that, in 2017, had required non-employee Directors to own 8,000 common shares. Effective in 2018, the Compensation Committee reset the Directors’ stock ownership guidelines from a fixed number of shares to a multiple of five times the Directors’ annual cash retainer. The Company considers all shares owned by the Director, plus unvested deferred shares, in determining whether the Director has met the ownership guidelines. As of March 1, 2018, each of the Directors had met his or her ownership requirement.

COMPENSATION DEFERRAL

Any non-employee Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the TimkenSteel Corporation Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the Director. The amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus an amount representing dividend equivalents during the deferral period.

TIMKENSTEEL 2018 PROXY STATEMENT

2017 DIRECTOR COMPENSATION TABLE

The following table provides details of non-employee Director compensation in 2017:

Name(1)(3)	Fees Earned or Paid in Cash	Stock Awards(2)	Total

Joseph A. Carrabba	$ 80,000	$114,037	$194,037

Phillip R. Cox	$ 87,500	$114,037	$201,537

Diane C. Creel	$ 90,000	$114,037	$204,037

Terry L. Dunlap	$ 80,000	$114,037	$194,037

Randall Edwards	$ 80,000	$114,037	$194,037

Donald Misheff	$102,500	$114,037	$216,537

John P. Reilly	$117,500	$114,037	$231,537

Ronald A. Rice	$ 87,500	$114,037	$201,537

Randall A. Wotring	$ 87,500	$114,037	$201,537

(1)	Ward J. Timken, Jr., Chairman, Chief Executive Officer and President, is not included in this table as he is an employee of the Company and receives no additional compensation for his services as a Director.

(2)	The amount shown for each Director is the grant date fair value of the award of 7,700 deferred shares made on May 2, 2017, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. These awards have a one-year vesting period.

(3)	As of December 31, 2017, each Director held 7,700 unvested deferred shares, which are scheduled to vest on May 2, 2018. No Director had any outstanding Company stock options.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has adopted the TimkenSteel Corporation Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, Director selection criteria and procedures, Board composition criteria and various policies and procedures designed to ensure effective and responsive governance. The TimkenSteel Corporation Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

CODE OF CONDUCT

Each of our employees and Directors is required to comply with the TimkenSteel Corporation Code of Conduct, a code of business conduct and ethics adopted by the Company. Ethics and integrity, defined by the principles of honesty, fairness, respect and responsibility, are core values of the Company. The TimkenSteel Corporation Code of Conduct sets forth policies covering a broad range of subjects, including antitrust and competition, corruption and bribery, conflicts of interest, inside information, accurate financial records, harassment, environmental health and safety and intellectual property, among other matters, and requires strict adherence to laws and regulations applicable to the Company’s business. Any waiver of the Code of Conduct for executive officers or Directors may be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board, and will be disclosed promptly in accordance with applicable law and rules of the New York Stock Exchange. The TimkenSteel Corporation Code of Conduct is reviewed periodically by the Nominating and Corporate Governance Committee and is available on our website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

DIRECTOR INDEPENDENCE

The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. After consideration of all relevant facts and circumstances, including each individual’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships with the Company, the Board has determined that the following Directors meet those independence standards and that each of these individuals is independent and free of any material relationships with the Company other than as established through his or her service as a Director of the Company: Joseph A. Carrabba, Phillip R. Cox, Diane C. Creel, Terry L. Dunlap, Randall H. Edwards, Donald T. Misheff, John P. Reilly, Ronald A. Rice and Randall A. Wotring.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is led by Chairman Ward J. Timken, Jr. In addition, John P. Reilly has been appointed as Lead Director.

The Chairman oversees the planning of the annual Board of Directors’ calendar and, in consultation with the other Directors, schedules and sets the agenda for meetings of the Board of Directors and leads the discussions at such meetings. In addition, the Chairman provides guidance and oversight to other members of management, helps with the formulation and implementation of our strategic plans and acts as the Board of Directors’ liaison to the rest of management. In this capacity, the Chairman is actively engaged on significant matters affecting TimkenSteel. The Chairman also leads our Annual Meetings of Shareholders and performs such other functions and responsibilities as requested by the Board of Directors from time to time.

TIMKENSTEEL 2018 PROXY STATEMENT

The Lead Director’s duties include: (a) developing agendas for, and presiding over, the executive sessions of the independent Directors; (b) reporting the results of the executive sessions to the CEO and Chairman; (c) providing feedback as required to the other Directors on the issues discussed with the CEO and Chairman; (d) serving as a liaison between the independent Directors and the Chairman and CEO; (e) presiding at all meetings of the Board at which the Chairman is not present; (f) approving information sent to the Board; (g) approving agendas for Board meetings; (h) approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items; (i) calling meetings of the independent Directors; and (j) ensuring that he or she is available for consultation and direct communications with major shareholders as appropriate.

RISK OVERSIGHT

The Board of Directors, in close coordination with its standing committees, oversees the Company’s management of risk, including the Company’s processes for identifying, reporting and mitigating risks. The Audit Committee reviews and discusses the guidelines, policies and processes by which the CEO and senior management of the Company assess and manage risks, and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures. Where the Board of Directors, directly or through another committee of the Board, has processes in place to manage non-financial risks, the Audit Committee will review such risk management processes in a general manner. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk-taking.

RELATED-PARTY TRANSACTIONS APPROVAL POLICY

As noted, our Directors and employees, including our executive officers, are subject to the TimkenSteel Corporation Code of Conduct, which requires employees and Directors to act in the best interests of the Company and avoid actual or potential conflicts of interest. In order to fulfill this duty, employees and Directors must avoid situations in which their actions or loyalties are, or may appear to be, divided. While not every situation can be identified in a written policy, our Code of Conduct specifically prohibits the following situations:

•	holding a significant financial interest or directorship in any of our customers, competitors or suppliers;

•	entering into personal transactions with our customers or suppliers on terms other than those generally available to the public or our Company’s employees;

•	investing in customers, suppliers or competitors that are not publicly traded;

•	making or receiving a loan or credit from any of the Company’s customers, competitors or suppliers or from a director, officer or employee of a customer, competitor or supplier, other than in the ordinary course of our Company’s business;

•	giving or receiving gifts, gratuities or entertainment except to the extent they are customary, of nominal value and not intended to influence a business decision;

•	taking personal advantage of corporate opportunities that the Company might be interested in pursuing;

•	using the Company’s assets for personal gain;

•	using the Company’s property other than in connection with our business; and

•	conducting business with or supervising family members or friends.

Pursuant to the Code of Conduct, employees’ requests for waivers of the Code of Conduct, including but not limited to waivers of any potential or actual conflict of interest, must be submitted to and approved by the General

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Counsel. Any requested waivers of the Code of Conduct for Directors or executive officers may be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board. Any of these waivers for Directors or executive officers will be disclosed promptly in accordance with applicable law and the rules of the New York Stock Exchange.

The Nominating and Corporate Governance Committee also is responsible for reviewing and, if appropriate, approving or ratifying any related-party transaction required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act of 1933. In this regard, during 2017, the Company purchased approximately $1,554,342 in products from, and sold approximately $9,174,744 in products to, various companies affiliated with Ellwood Group, Inc. (“Ellwood”). As of the date of this Proxy Statement and throughout 2017, Ellwood owned more than 5% of the Company’s outstanding common shares and therefore constituted a “related party” for purposes of Item 404(a). The purchases and sales between the Company and affiliates of Ellwood were made in the ordinary course of business and on an arms-length basis. After reviewing the details of these transactions, the Nominating and Corporate Governance Committee ratified and approved the transactions that occurred in 2017 and approved any similar future transactions as well.

TIMKENSTEEL 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

At TimkenSteel, we believe in rewarding employees, including our named executive officers (NEOs), for helping us achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, we designed our executive compensation program to align the interests of our executives with those of our shareholders, to reward leaders for strong business results and to attract, retain and motivate the best talent in the industry. The following chart highlights the key considerations behind the development, review and approval of the compensation for our executive officers named in the 2017 Summary Compensation Table:

Objectives	Philosophy

Our executive compensation program is designed to:

✓    Align the interests of our executives and shareholders

✓    Reward executives for strong business and financial results

✓     Attract, retain and motivate the best talent

Our executive compensation philosophy embodies the following principles:

✓    Recognize that people are our strongest asset

✓    Reward results linked to short- medium- and long-term performance (pay-for-performance)

✓     Position pay affordably and competitively in the marketplace

✓    Drive a focus on increasing shareholder value

The following individuals have been determined to be the NEOs of TimkenSteel for 2017:

•  Ward J. Timken, Jr., Chairman, CEO & President

•  Christopher J. Holding, Executive Vice President & Chief Financial Officer

•  Frank A. DiPiero, Executive Vice President, General Counsel & Secretary

•  Thomas D. Moline, Executive Vice President, Commercial Operations

•  William P. Bryan, Executive Vice President, Manufacturing & Supply Chain

OVERVIEW OF 2017 PERFORMANCE AND PAY OUTCOMES

TimkenSteel delivered improved results in 2017, with sales of $1.3 billion and a loss of $1.00 per share, as compared to sales of $869.5 million and a loss of $2.39 per share in the prior year. The improvement over the prior year was driven primarily by recovering energy and industrial end-market demand, new business and favorable raw material spread.

Despite the improvement, results, for the most part, did not meet the goals set forth in our compensation plans due to the timing and pace of our end-market recovery. Our performance as measured by the financial and operational metrics discussed in this CD&A resulted in incentive plans for our named executive officers paying nothing, or paying below target levels in certain situations. See the “2017 Annual Performance Award Decisions” section for details on annual incentive award decisions, and the “2017 Long-Term Incentive Decisions” section for details on long-term incentive award payouts. Overall, executive compensation for 2017 reflects our compensation objectives and philosophy and demonstrates a commitment to pay our executives based upon the performance they deliver.

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2017 COMPENSATION DECISIONS AND ACTIONS

Factors Guiding Our Decisions

The following factors guided the compensation decisions for 2017:

•  Executive compensation program objectives and philosophy

•  Expected and actual financial performance

•  Recommendations of the Chairman, CEO & President for the other NEOs

•  Assessment of risk associated with our compensation plans, including avoiding unnecessary or excessive risk-taking

•  Advice of an independent, outside compensation consultant

•  Market pay practices as reflected in external executive compensation data, studies and trends

Key 2017 Compensation Decisions	Compensation decisions made in early 2017 recognized that 2017 would be a very challenging year for the Company. These decisions took into account the need to continue to align executives with shareholders and reflect the challenging business conditions the Company anticipated in 2017 and the degree of difficulty associated with accomplishing business objectives. The compensation decisions outlined below reflect our executive compensation philosophy and demonstrate our strong commitment to paying for performance.

Base Salary

•  Mr. Timken’s annual base salary remained unchanged at $865,200.

•  Mr. Holding’s annual base salary was increased 3%, which reflected the market for executive salary increases.

•  Mr. DiPiero’s annual base salary was increased 3%, which reflected the market for executive salary increases.

•  Mr. Moline’s annual base salary was increased 5% effective March 1 as part of the Company’s annual merit process, and his base salary was increased 5% effective August 1 corresponding with his appointment to the role of Executive Vice President, Commercial Operations.

•  Mr. Bryan’s annual base salary was increased 4% effective March 1 as part of the Company’s annual merit process and his base salary was increased 10.9% effective August 1 corresponding with his appointment to the role of Executive Vice President, Manufacturing & Supply Chain. Mr. Bryan’s August increase recognized a significant expansion of his role with the added responsibility for leading the Company’s manufacturing operations.

Annual Incentive
Because 2017 financial performance fell well below target performance requirements in 2017, the NEOs received only a 35% of target payout as part of the Senior Executive Management Performance Plan (SEMPP) and the Annual Performance Award (APA plan). For the NEOs, the annual incentive is ordinarily delivered through the SEMPP. Because Messrs. Moline and Bryan became executive officers during the second half of the

TIMKENSTEEL 2018 PROXY STATEMENT

year, they did not participate in the SEMPP in 2017 but rather remained participants in the Company’s broad-based annual incentive plan for salaried employees, the APA plan. Please see the “2017 Annual Performance Award Decisions” section for additional details.

Long-Term Incentives

Our long-term incentive awards are comprised of performance shares, restricted stock units and stock options, and are granted to our NEOs to reward them for attainment of specified medium- and long-term corporate performance goals. Grant values in 2017 ranged from $203 thousand to $3.3 million. Please see “2017 Program Updates” below for additional details. There was no payout earned for the performance shares granted in 2015 covering the 2015–2017 performance period. Please see the “2017 Long-Term Incentive Decisions” section for additional details.

2017 Program Updates

Restoration of Full Value Long-Term Incentive Grants for 2017 and Continued Emphasis on Performance-Based Equity

Consistent with prior years, in 2017 we granted a mix of performance shares, stock options and time-vested restricted stock units to reward executives for attainment of specified medium- and long-term corporate performance goals.

With the recovery in the Company’s share price in late 2016 and early 2017, the value of long-term incentive grants awarded in 2017 was restored to a level consistent with awards made prior to 2016, after reducing the value of long term incentive grants by approximately 30% in 2016. The reduction in value of the 2016 grant reflected an effort to mitigate shareholder dilution and preserve the Plan’s share reserve.

To address the difficulty in setting long-range targets, particularly in the midst of a prolonged market downturn, the performance period for the 2017 grant of performance shares was set at two years rather than the previous three-year cycle. The metric and targets for the 2017 grant of performance shares were based on cumulative cash flow for the 2017-2018 performance period. The Compensation Committee believes a focus on cash flow is a key objective for this period. The CEO’s long-term incentive remains 100% performance-based with over half of his grant made up of performance shares. This reflects the Compensation Committee’s belief that the CEO is in a unique role and his incentive compensation should be entirely linked to achieving specific performance criteria and share price appreciation. For the other NEOs, the Compensation Committee granted a portion of the long term incentive opportunity in the form of time-vested restricted stock units to address retention, while keeping over half of the NEOs’ long-term incentive opportunity performance-based by granting performance shares and stock options.

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2017 Long-Term Incentive Mix

	Performance-Based		Time-Based

			Time-Vested
	Performance	Stock	Restricted
	Shares	Options	Stock Units

Chief Executive Officer	55%	45%	0%

Other NEOs	25%	30%	45%

The Compensation Committee believes that, in total, the long-term incentive plan grants made in 2017 will provide a strong focus on shareholder value creation over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company with delivering long-term results and to align the long-term financial interests of executive management with those of our shareholders, and will help to retain our NEOs. Our performance-based long-term incentive plan demonstrates our commitment to aligning pay with performance.

No Other Significant Program Changes for 2017
The structure of our other 2017 executive compensation programs remained the same as those in place in previous years.

TIMKENSTEEL 2018 PROXY STATEMENT

CEO PAY AT-A-GLANCE

In setting Mr. Timken’s target pay for 2017, the Compensation Committee reviewed market data for similar positions, considered the total compensation package for the CEO in relation to the target established for the position, and took into account the CEO’s scope of responsibilities. The Compensation Committee established target total direct compensation (base salary, target annual incentives and target long-term incentive grants) for the CEO around the 50th percentile based on general industry compensation survey data.

2017 CEO Compensation Mix

ALIGNING PAY WITH PERFORMANCE

The following exhibit shows the components of total compensation awarded to Mr. Timken for 2015 through 2017 on a targeted basis and based on the realizable value as of December 31, 2017. The targeted value of long-term incentives reflects grant date fair values based on a share price of $29.00 for 2015, $7.46 for 2016 and $17.46 for 2017. The realizable value of these awards reflects our 2017 year-end share price of $15.19.

Realizable/Actual Compensation Definitions

• Base Salary represents the yearly guaranteed fixed amount of cash compensation paid in 2015 through 2017.

• Annual Incentive represents annual performance award payout amounts paid in 2015 through 2017.

• Option Awards includes the in-the-money value of nonqualified stock options based on a share price of $15.19, the share price at the end of 2017.

•  Stock Awards includes the value of performance shares assuming target performance for 2016 and 2017 and a share price of $15.19, the share price at the end of 2017. The performance shares granted in 2015 have been cancelled since performance for the 2015-2017 performance period failed to meet threshold performance requirements.

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Target Compensation Definitions

• Base Salary represents the yearly guaranteed fixed amount of cash compensation paid in 2015 through 2017.

• Annual Incentive represents target award opportunity for 2015 through 2017.

• Option Awards represents the grant date fair value of stock option awards for 2015 through 2017.

• Stock Awards represents the grant date fair value of performance shares granted from 2015 through 2017.

Stock Price is the end of year share price for 2014 through 2017.

CEO Target vs. Realizable Compensation

As shown in the exhibit, the decline in the Company’s stock price at the end of 2015 resulted in a decline in 2015 realizable pay and 2016 target pay for the CEO. As the stock price increased by the end of 2016, realizable pay went up and target pay returned to normal levels. Realizable pay for 2017 reflects stock options slightly below the exercise price and an annual incentive payout well below target. Realizable pay for the CEO during this period further demonstrates alignment with shareholder interests and confirms our pay-for-performance commitment.

TIMKENSTEEL 2018 PROXY STATEMENT

TimkenSteel’s success depends largely on the contributions of motivated, focused and energized people working together to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our CEO and the other NEOs.

As noted above, pay-for-performance is one of the four principles that make up our executive compensation philosophy. To ensure we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including for 2017:

•  The ratio of earnings before interest and taxes to beginning invested capital (EBIT/BIC);

•  Cash flow; and

•  New business sales.

Incentive-based pay comprised 83% of the target total direct compensation delivered to Mr. Timken, and between 55% and 70% of the target total direct compensation delivered to the

The Company’s Approach to
Rewarding Performance

Annual Incentive

•  Reward achievement of short-term corporate and individual performance goals

Restricted Stock Units and Stock Options

•  Reward long-term value creation

•  Reinforce ownership in the Company

•  Support retention of executives

Performance Shares

•  Reward achievement of long-term financial results that drive value creation

•  Link compensation to building long-term shareholder value

•  Reinforce ownership in the Company

•  Support retention of executives

other NEOs. Our Compensation Committee uses a comprehensive and well-defined process to assess Company performance. We believe our metrics focus management on the appropriate objectives for the creation of both short- and long-term shareholder value.

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The Company uses a balance of short-, medium- and long-term incentives as well as cash and non-cash compensation to meet its executive compensation program objectives. The Company’s incentive compensation programs for executives are designed to link compensation with the full spectrum of our business goals, some of which are short term, while others take several years or more to achieve:

	Short Term (Cash) Annual Incentive	Long Term (Equity/Cash) Performance Shares	Long Term (Equity) Time-Based Restricted Stock Units	Long Term (Equity) Nonqualified Stock Options

Objective	Short-term operational business priorities	Medium-term strategic financial goals	Long-term shareholder value creation	Long-term shareholder value creation

Time Horizon	1 Year	2 Years	3 Years	10 Years

Metrics	EBIT/BIC Cash flow New business sales	Cash flow Stock Price	Stock Price	Stock Price appreciation

What We Do	What We Don’t Do

✓  Pay for performance

✓  Establish target pay based on market norms

✓  Deliver total direct compensation primarily through variable pay

✓  Set challenging short- and long-term incentive award goals

✓  Provide strong oversight that ensures adherence to incentive grant regulations and limits

✓  Maintain robust stock ownership requirements

✓  Include double-trigger vesting in the event of a change in control

✓  Adhere to an incentive compensation recoupment “clawback” policy

✓  Maintain anti-hedging and anti-pledging policies with respect to Company stock

✓  Offer market-competitive benefits

✓  Consult with an independent advisor on pay

x   Provide tax gross-ups

x   Re-price stock options

x   Pay current dividends on performance-based restricted stock units

x   Provide excessive perquisites

x   Reward executives without a link to performance or creation of shareholder value

TIMKENSTEEL 2018 PROXY STATEMENT

CONSIDERATION OF 2017 SAY-ON-PAY VOTE

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting. In 2017, shareholders approved the compensation of our NEOs as described in our 2017 Proxy Statement, with 98.3% of votes cast in favor of our “say-on-pay” proposal. Taking this vote into consideration, the Compensation Committee determined not to make any significant changes to our compensation program for NEOs.

DETERMINING COMPENSATION FOR 2017

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee determines the appropriate level of compensation for all executive officers, including the CEO and other NEOs. As part of this process, the Compensation Committee reviews all the components of compensation for the NEOs and determines whether each individual’s total compensation is reasonable and consistent

In establishing and reviewing the Company’s compensation programs, the Compensation Committee considers whether the programs encourage unnecessary or excessive risk-taking and has determined that they do not.

with the Company’s compensation philosophy. In making this determination, the Compensation Committee may consider the recommendations of the CEO, market data provided by the Committee’s external compensation consultant and additional factors, such as the executive’s operating responsibilities, experience level, retention risk, and tenure and performance in the position, and may make adjustments to a particular element of an executive’s compensation in light of these considerations.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive opportunities and grants for the Company’s NEOs. The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set, although the Compensation Committee does consider this information in its deliberations.

ROLE OF THE CEO AND MANAGEMENT

The CEO, in consultation with Organizational Advancement leadership and the compensation consultant, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of the other NEOs’

performance, job responsibilities and importance to the Company’s overall business strategy, as well as the Company’s compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation.

In preparing compensation recommendations for the NEOs, the CEO and Organizational Advancement leadership

Establishing Base Salaries

When establishing base salaries for NEOs, the Compensation Committee considers, as an initial guideline, a competitive range around the 50th percentile of the general industry data for comparable roles.

together consider market data for the key elements of compensation provided to the NEOs and evaluate the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual incentives and long-term incentive grants) also is evaluated in relation to the total compensation of comparable positions derived from general market data as well as internal equity considerations.

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The compensation package for the CEO is determined by the Compensation Committee and approved by the independent members of the Board of Directors during executive session.

ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of a compensation consultant to analyze the Company’s executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. The consultant also provides market data directly to the Compensation Committee, which the Compensation Committee references when determining compensation for executive officers.

The Compensation Committee utilizes the services of Meridian Compensation Partners, LLC as its compensation consultant.

In 2017, Meridian’s primary areas of assistance were:

•	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

•	Reviewing information developed by management for the Compensation Committee and providing its input to the Compensation Committee regarding such information;

•	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Compensation Committee Chairperson and management between regularly-scheduled meetings; and

•	Reviewing with management and the Compensation Committee materials to be used in the Company’s Proxy Statement.

While the consultant reports directly to the Compensation Committee, the Compensation Committee has authorized the consultant to interact with Company management, as needed, on behalf of the Compensation Committee.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with, and assesses the independence of, its consultant to ensure executive compensation consulting independence. This process includes a review of the services provided, the quality of those services, and fees associated with the services during the fiscal year.

TIMKENSTEEL 2018 PROXY STATEMENT

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

KEY ELEMENTS OF OUR 2017 TOTAL REWARDS PROGRAM

Our executive compensation programs are designed to align the interests of our executives with those of our shareholders and to encourage the personal and collective growth of our executives through improved Company performance. The following chart highlights the key elements of our total rewards program and how each is linked to program objectives.

	Type of Compensation	Link to Program Objectives

Base Salary	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.

Annual Incentive	Cash

Encourages executives to focus on specific corporate performance goals. Target incentive opportunity is set as a percentage of base salary and awards are earned after threshold performance levels are met.

Long-Term Incentive: Nonqualified Stock Options	Long-Term Equity

Helps ensure executive pay is directly linked to value created for shareholders. Four-year vesting promotes retention, and NEOs holding nonqualified stock options will receive greater value if the stock price rises.

Long-Term Incentive: Performance Shares	Long-Term Equity

Links compensation of executives to the building of long-term shareholder value, balances short-term operating focus, and aligns the long-term financial interests of executive management with those of our shareholders, as value is linked to the stock price. Designed to reward executives for attainment of specified medium-term corporate performance goals.

Long-Term Incentive: Restricted Stock Units	Long-Term Equity	Rewards long-term shareholder value creation. Three-year cliff vesting promotes retention and enhances executive stock ownership.

Retirement and Savings	Benefit

Helps attract and retain executive talent. NEOs receive retirement benefits through several plans:

•  Qualified and nonqualified defined contribution plans;

•  Qualified and nonqualified defined benefit plans; and

•  Deferred compensation plan.

Other Benefits	Benefit

Helps attract and retain executive talent. NEOs participate in the benefit plans available to salaried employees including medical and dental benefits, and life, accidental death and disability insurance. Perquisites are limited in amount and are not grossed up for taxes, and the Compensation Committee limits eligibility and use.

Severance and Change in Control Agreements	Benefit

Helps ensure NEOs remain focused on creating sustainable performance. Agreements protect the Company and the NEOs from risks by providing:

•  Economic stability;

•  Death or disability payments; and

•  Payments and benefits in the event of a change in control.

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Guidelines for base salaries, annual incentives and long-term incentive grants are initially based on the 50th percentile of the general industry data for comparable roles. While the Company also reviews compensation practices within the steel and related industries, this data is not the primary consideration for pay guidelines.

The Company may provide target compensation above or below the 50th percentile for a particular position, based on internal factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

The Company establishes compensation levels in this way for two main reasons:

•  First, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives; and

•  Second, it requires excellent individual performance and Company performance for pay that is higher than that indicated in the general industry data for comparable roles.

ANALYSIS OF 2017 COMPENSATION

BASE SALARY

Base salaries for the NEOs are intended to be competitive and reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for executive officers using external surveys of salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s performance, experience, leadership, current salary and position in the salary range.

2017 Base Salary Decisions

	Base Salary (Annualized)
	2016 Salary	2017 Salary	Percent Change

Ward J. Timken, Jr.	$865,200	$865,200	0%

Christopher J. Holding	$367,500	$378,525	3%

Frank A. DiPiero	$360,504	$371,319	3%

Thomas D. Moline	$255,530	$281,700	10.2%

William P. Bryan	$244,325	$281,700	15.3%

As mentioned previously, Mr. Timken’s annual base salary remained unchanged for 2017 while Messrs. Holding and DiPiero’s salaries were increased at the market rate for executives. Mr. Moline’s annual base salary was increased 5% effective March 1 as part of the Company’s annual merit process and he received an additional 5% increase effective August 1 corresponding to his change in responsibilities. Previously, Mr. Moline led the Company’s manufacturing function and he now leads all commercial operations including sales, marketing and business development. Mr. Bryan’s annual base salary was increased 4% effective March 1 as part of the Company’s annual merit process and his base salary was increased 10.9% effective August 1 when his responsibilities were significantly expanded to include the Company’s manufacturing operations in addition to his existing supply chain responsibilities.

TIMKENSTEEL 2018 PROXY STATEMENT

ANNUAL INCENTIVE

The Company’s annual incentive provides the NEOs with the opportunity to earn rewards based on the achievement of corporate performance goals established by the Compensation Committee. It is intended to focus the NEOs on specific performance goals in the current year. For the NEOs, the annual incentive ordinarily is delivered through the Senior Executive Management Performance Plan (SEMPP). Because Messrs. Moline and Bryan became executive officers during the second half of the year, they did not participate in the SEMPP in 2017, but rather remained participants in the Company’s broad-based annual incentive plan for salaried employees, the Annual Performance Award, or APA, plan.

Our SEMPP generally permits us to grant awards that can comply with Section 162(m) of the Internal Revenue Code. In order for amounts earned under this plan to qualify as “performance-based,” the Compensation Committee can exercise discretion only to reduce a calculated award under the plan formula. This maximizes our tax deductibility opportunity with respect to the compensation paid from the SEMPP program to NEOs and other executive officers whose Section 162(m) compensation may exceed $1 million. Because the

Linking Compensation to Performance

The Compensation Committee established corporate EBIT/BIC as the primary performance measure under the annual incentive plan because it believes this measure is closely correlated with the creation of shareholder value.

Committee can exercise only negative discretion with respect to payouts under the SEMPP, performance at target levels generally results in the SEMPP being funded above the level of the APA plan in order to permit the Committee to award payouts to the NEOs that are comparable with the awards made to other annual incentive plan participants under the APA plan, while providing the flexibility to pay up to the funded level of the SEMPP if performance warrants. In February 2017, the Compensation Committee approved cash flow as the performance metric for funding the SEMPP, principally because it measures the effectiveness of cash generation and conservation with a focus on cost savings, which were key objectives in 2017. The Committee determined that the 2017 SEMPP would be fully funded if cash flow exceeded $(31) million, thereby enabling the Committee to award payouts to the NEOs comparable to awards earned by participants in, and reflective of performance against the objectives of, the APA plan. Actual cash flow for 2017 was $(24) million, above the established objective for funding the SEMPP. Consequently, the SEMPP for 2017 was funded and the NEOs covered by the SEMPP in 2017 received payouts consistent with other participants covered under the APA plan.

Target award opportunity levels for the NEOs were determined by the Compensation Committee based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure and consideration of individual performance and, with respect to the SEMPP in particular, the extent to which the Compensation Committee uses discretion to reduce the awards. Performance measures factor the award between zero and 200% and individual performance further indexes the award by a factor ranging from 70% to 130%, providing an absolute range of award from zero to 260% of the target award.

NEO	Target opportunity as a percent of base salary

Ward J. Timken, Jr.	120%

Christopher J. Holding	70%

Frank A. DiPiero	60%

Thomas D. Moline	50%

William P. Bryan*	50%

*	Mr. Bryan’s annual incentive opportunity was increased from 45% to 50% at the time he was appointed to his new position.

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2017 Annual Performance Award Decisions

Aligning Executive Annual Incentives with Company-Wide Annual Performance Award Incentive Plan

Like all salaried TimkenSteel employees, our NEOs have the opportunity to receive an annual incentive award for meeting and exceeding a series of individual and collective performance targets over the course of the year. While the SEMPP is the overarching plan in which NEOs ordinarily participate, assuming that the objectives for funding the SEMPP are achieved, then the payouts from the SEMPP are calculated consistently with payouts associated with the Company-wide APA plan that covers all salaried employees. APA and SEMPP payouts are determined by the following factors:

•  Earnings measured by EBIT/BIC;

•  Cash Flow;

•  New business sales; and

•  Individual performance.

The degree of achievement of the performance targets within these metrics is used by the Compensation Committee to determine if and how to apply negative discretion to NEO payouts as calculated under the SEMPP.

The following chart shows performance targets, actual performance levels and actual payouts for the 2017 APA plan:

	EBIT/BIC	Cash Flow	New Business Sales

Weighting	55%	30%	15%

Performance Target	5.5%	$0M	$281M

Result	-0.6%	($24)M	$316M

Metric Performance	0%	23%	184%

Payout Percentage*	0%	7%	28%

*	Payout percentage is expressed as the percent of target opportunity.

As noted above, payouts under the SEMPP typically are determined and calculated consistently with payouts under the APA Plan.

TIMKENSTEEL 2018 PROXY STATEMENT

For the APA plan, actual performance on the EBIT/BIC measure was below the threshold performance requirement. Cash Flow was slightly above the threshold performance requirement and New Business Sales performance was 184% of target, resulting in a 35% payout under the APA plan.

NEO	Target opportunity as a percent of base salary	Plan	2017 Award

Ward J. Timken, Jr.	120%	SEMPP	$358,395

Christopher J. Holding	70%	SEMPP	$ 91,021

Frank A. DiPiero	60%	SEMPP	$ 76,533

Thomas D. Moline	50%	APA	$ 46,905

William P. Bryan*	50%	APA	$ 43,031

*	Mr. Bryan’s annual incentive opportunity was increased from 45% to 50% at the time he was appointed to his new position.

For information about annual incentive opportunities awarded in 2017 to each of the NEOs, see the “2017 Grants of Plan-Based Awards Table.”

LONG-TERM INCENTIVES

In 2017, consistent with prior years, three different types of long-term incentive grants were utilized for the NEOs:

•	Nonqualified stock options, which vest 25% per year over four years and are intended to provide value to the holder only if shareholders receive additional value (in the form of share price appreciation) after the date of grant;

•	Restricted stock units, which cliff-vest at the end of a three-year period and have a value that changes based on changes in the Company’s stock price; and

•	Performance shares, which are performance-based restricted stock units designed to reward executives for attainment of specified medium-term (two-year) corporate performance goals and the value of which is linked to the share price. As noted in the “2017 Program Updates” section, in recognition of the increasing difficulty of establishing long-term performance objectives, particularly in the midst of a prolonged market downturn, for 2017, the grant of performance shares covers a two-year performance period rather than a three-year period.

For the CEO, the long-term incentive mix remains 100% performance-based, reflecting the Compensation Committee’s belief that his incentive compensation should be linked entirely to achieving specific performance criteria and share price appreciation. For the other NEOs, the Compensation Committee approved a mix of performance shares, stock options and restricted stock units to address retention while keeping the majority of the NEO’s long-term incentives performance-based.

Long-Term Incentive Mix

	Performance-Based		Time-Based

	Performance Shares	Stock Options	Restricted Stock Units

Chief Executive Officer	55%	45%	0%

Other NEOs	25%	30%	45%

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In total, we believe these grants provide a balanced emphasis on shareholder value creation and retention of executive management over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The value of the entire long-term incentive grant is linked directly to the price of our common stock. For nonqualified stock options, the recipient recognizes value only to the extent the stock price rises above the market price of the stock at the time the option is granted. For restricted stock units, value rises or falls depending on the stock price performance. For performance shares, the value is tied to both the Company’s stock price and the achievement of financial objectives.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of market practice, internal equity considerations and the relative importance of the objectives underlying each of the grant types.

2017 Long-Term Incentive Decisions

Long-Term Incentives

	Target Grant Opportunity*	Number of Stock Options	Value of Stock Options	Number of Restricted Stock Units	Value of Restricted Stock Awards	Number of Performance Shares	Value of Performance Shares (at Target)	Total Value of Award

Ward J. Timken Jr.	400%	189,500	$1,455,360	0**	$ 0	104,400	$1,822,824	$3,278,184

Christopher J. Holding	135%	24,600	$ 188,928	16,600	$289,836	9,200	$ 160,632	$ 639,396

Frank A. DiPiero	105%	15,600	$ 119,808	10,500	$183,330	5,900	$ 103,014	$ 406,152

Thomas D. Moline	85%^	10,400	$ 79,872	7,000	$122,220	3,900	$ 68,094	$ 270,186

William P. Bryan	75%^	7,800	$ 59,904	5,300	$ 92,538	2,900	$ 50,634	$ 203,076

*	As a percentage of base salary midpoint.

**	As mentioned previously, Mr. Timken’s long-term incentive awards were 100% performance based, which is why he did not receive a grant of time-vested restricted stock units.

^	The calculation of Messrs. Moline’s and Bryan’s 2017 long-term incentive awards was based on their positions prior to their appointment as executive officers of the Company.

The target value for each grant is converted to a number of options or shares based on a calculated average stock price over a defined period prior to the grant. The Compensation Committee used the average price over the five trading days immediately preceding the grant date in determining the number of shares granted in 2017.

The Compensation Committee typically makes long-term incentive grants at its first regularly scheduled meeting of each year, when the Committee determines all elements of the NEOs’ compensation for the year. Board and Committee meetings are generally scheduled at least a year in advance.

Stock Options

In 2017, our key employees (including the NEOs) received nonqualified stock options that:

•	Have an exercise price equal to the closing price of the stock on the date of grant;

•	Generally will vest over a four-year period in equal amounts each year; and

•	Generally will expire ten years after the date of grant.

TIMKENSTEEL 2018 PROXY STATEMENT

The Compensation Committee believes these awards help the Company retain executives and focus attention on longer-term performance. Stock options are an effective motivational tool because they have value only to the extent the stock price on the date of exercise exceeds the exercise price on the grant date. They are an effective element of compensation and retention, however, only if the stock price grows over the term of the award. For information about stock options awarded in 2017 to each NEO, see the “2017 Grants of Plan-Based Awards Table.”

Restricted Stock Units

Restricted stock units represent the NEO’s interest in TimkenSteel stock and are issued as shares pursuant to a three-year vesting schedule. Restricted stock units serve to both reward and retain executives, as the value of the shares is linked to the stock price when the shares vest, generally on the third anniversary of the grant. For information about service-based restricted stock units awarded in 2017 to each of the NEOs, see the “2017 Grants of Plan-Based Awards Table.”

Performance Shares

Performance shares are performance-based restricted stock units, with vesting and the number of shares received contingent upon the achievement of specified performance objectives over a two-year period. The performance objectives are closely tied to the Company’s long-range plan. Performance shares also serve to both reward and retain executives, as the receipt of a payout is linked to performance, and the value of the payout is linked to the share price when the shares vest.

The performance objective for performance shares granted in 2017 was cumulative cash flow for the 2017-2018 performance period. The Compensation Committee selected this metric because it believed cash generation and conservation was a critical medium-term strategic financial goal at this stage in the business cycle. Actual performance is calculated based on net cash flow as reported (GAAP) excluding financing activity, share repurchases, dividends paid, taxes, and Board-approved capital investments (apart from normal budgeted capital expenditures and restructuring). At the time the specific performance target for the metric was established, the Compensation Committee believed the target for the performance shares granted in 2017 was very challenging, but achievable.

Performance Shares were designed so that, for any award to be earned, actual performance must achieve at least the threshold performance level for cash flow. If the threshold performance level for the measure is not attained, then no award will be earned. If an award is payable, the number of shares earned could range from 50% to 150% of target based upon actual performance over the two-year performance period. The value of a share is equal to the share price when the shares vest. Final awards are settled in cash or in shares of the Company, as follows:

•	NEOs who have met their share ownership requirement at the time of grant receive the value of any final award in cash; and

•	NEOs who have not met their share ownership requirement at the time of grant receive the value of any final award in shares.

For information about performance shares awarded in 2017 to each of the NEOs, see the “2017 Grants of Plan-Based Awards Table.”

2015 to 2017 Performance Shares

In 2015, the NEOs received awards of performance shares for the 2015-2017 performance period. The performance objectives for performance shares granted in 2015 were average ROIC and cumulative EPS for the three-year performance period. The Compensation Committee selected these metrics because they are key components of shareholder value creation. Actual performance was calculated to exclude the effects of changes in tax laws or accounting principles, non-cash impairments, changes in other comprehensive income and any amounts

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received under the U.S. Continued Dumping and Subsidy Offset Act. Because actual performance fell below both threshold requirements of average ROIC of 4.0% and cumulative EPS of $2.86, the 2015 award was cancelled.

NEO	Number of 2015 to 2017 Performance Shares Cancelled

Ward J. Timken Jr.	74,800

Christopher J. Holding	7,400

Frank A. DiPiero	4,500

Thomas D. Moline	2,800

William P. Bryan	2,800

RETIREMENT AND OTHER BENEFITS

RETIREMENT INCOME PROGRAMS

The Company’s retirement income programs are an important retention tool. The Company maintains both qualified and nonqualified retirement income programs. The NEOs participate in qualified plans on the same
The Company’s retirement income programs support an important component of our executive compensation program objectives: retention.

terms and conditions as all other salaried employees, and they also participate in the Company’s nonqualified retirement income programs. The Company currently provides retirement income through several types of plans:

•	Qualified and nonqualified defined contribution plans provide for savings based on each executive’s contributions, Company matching contributions and core defined contributions. The nonqualified defined contribution arrangement in which the NEOs participate is the Post-Tax Savings Benefit. This benefit is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•	Qualified and nonqualified defined benefit plans provide for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which Messrs. Timken, Moline and Bryan participate is the Supplemental Executive Retirement Program for Executive Officers (SERP). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the Company’s other retirement programs. The SERP promotes retention of executive officers because it requires ten years of service, including five years as an officer, for full benefits to be earned. Messrs. Holding and DiPiero are not eligible to participate in the defined benefit plans. Their retirement savings are provided solely through the defined contribution plans.

Although the policies and procedures underlying the Company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the Company) of each participant can have a significant effect on an individual’s benefit calculation because the programs have changed over time. In addition, because benefits under the Company’s defined benefit plans are based on final average earnings (base salary and cash annual incentive compensation for the five highest non-consecutive years out of the final ten years), pension values can increase significantly as salary and cash annual incentive compensation increase. Pension values also are influenced by external factors such as the current environment of low interest rates, which have caused pension values to increase. For additional information, see the discussion below under “Pension Benefits.”

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. The value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

TIMKENSTEEL 2018 PROXY STATEMENT

DEFERRED COMPENSATION

The Company maintains a Deferred Compensation Plan that allows certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and Company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. In 2017, none of the NEOs earned “above-market” interest, as defined by the Securities and Exchange Commission.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees. The value of the deferred compensation program is quantified each year and this program is periodically reviewed for its competitiveness. The value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants for our NEOs.

OTHER BENEFITS

The Company’s executive officers, including the NEOs, are eligible to participate in a number of broad-based benefit programs including health, disability and life insurance programs.

The NEOs may also receive certain perquisites including term life insurance coverage (although this program is closed to new entrants), financial counseling and tax preparation assistance, executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), spousal travel benefits and home security systems (although this program is closed to new entrants). The value of these benefits is reflected in the All Other Compensation column in the “2017 Summary Compensation Table.”

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation.

SEVERANCE AGREEMENTS

In addition to retirement payments, the Company provides termination-related payments, through severance agreements with individual executives, in the event of involuntary termination without cause and
The Company believes that providing for income continuity results in greater management stability and less unwanted management turnover.

involuntary termination without cause following a change in control. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and less unwanted and disruptive management turnover.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on assessments conducted by the Committee’s consultant. Severance pay was established as a multiple of base salary and actual annual incentive compensation. Specific dollar values were not targeted by the Compensation Committee. The amounts of potential payouts are outlined in the “Termination Scenarios Table.”

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OTHER COMPENSATION PROGRAM FEATURES

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders. In 2017, the Compensation Committee reset stock ownership guidelines, effective in 2018, to further strengthen the alignment of the NEOs with our shareholders and align to market practice.

Linking Compensation to Stock Performance

Stock Ownership Guidelines align the interests of the NEOs with those of our shareholders, given that the increase or decrease in our stock price impacts the value of the NEOs’ personal holdings.

	2017 Stock Ownership Guidelines (fixed number of shares)	2018 Stock Ownership Guidelines (value as a multiple of base salary)

Ward J. Timken, Jr.	80,000 shares	6x

Christopher J. Holding	24,000 shares	3x

Frank A. DiPiero	21,000 shares	2x

Thomas D. Moline	11,000 shares	2x

William P. Bryan	11,000 shares	2x

The Company considers all shares owned by the executive plus deferred shares, restricted shares and restricted stock units still subject to forfeiture, but not shares that are subject to unexercised options or performance shares still subject to forfeiture, in determining whether the executive has met the ownership targets. As of December 31, 2017, all of the NEOs had met the established ownership guidelines. Only Messrs. Timken and Moline had met the revised ownership guidelines as of March 1, 2018, while the other NEOs are below the newly established guidelines. Each NEO is required to retain shares (net of tax withholding) earned under the Company’s long-term incentive plan until the ownership target is achieved.

Anti-Pledging and Anti-Hedging Policy

The Company prohibits pledging Company stock or hedging the economic risk related to such stock ownership.

Clawback Provisions

The Company maintains specific policies regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs whereby, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company financial results, the Company can clawback all or part of an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Tax Accounting Rules and Regulations

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives (and, beginning in 2018, certain former executive officers) to the extent such compensation exceeds $1 million per executive in any fiscal year. Prior to recent tax reform legislation, compensation that satisfied the Internal Revenue Code’s requirements for a qualified performance-based compensation exemption was not subject to that deduction limitation. In 2017, the Compensation Committee generally considered the deductibility of compensation and benefits for federal income tax purposes, along with other relevant factors, when determining executive compensation practices, but the Compensation Committee did not consider in any substantial way any specific quantification of potential deductibility or potential lost deductibility when making its 2017 compensation decisions. Although the Compensation Committee has taken

TIMKENSTEEL 2018 PROXY STATEMENT

action from time to time to design certain elements of compensation to potentially satisfy the requirements for a qualified performance-based compensation exemption and limit the impact of Section 162(m) of the Code, the Compensation Committee has considered tax deductibility as only one of several relevant considerations in setting compensation. Moreover, even if the Compensation Committee intended to grant compensation that could potentially qualify for the performance-based compensation exemption, we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

Effective for tax years beginning after December 31, 2017, the exemption for performance-based compensation from the deduction limitation of Section 162(m) has been repealed, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. As such, post-2017 compensation paid to covered individuals in excess of $1 million may not be deductible.

The Compensation Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent we need to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

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2017 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation for our NEOs for the fiscal years ending December 31, 2017, 2016 and 2015:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

Ward J. Timken, Jr. Chairman, CEO and President	2017	$865,200	$1,882,824	$1,455,360	$358,395	$1,441,000	$105,126	$6,107,905
	2016	$865,200	$1,234,630	$988,676	$207,648	$1,084,000	$87,695	$4,467,849
	2015	$865,200	$2,169,200	$960,450	$0	$0	$193,640	$4,188,490

Christopher J. Holding Executive Vice President and Chief Financial Officer	2017	$376,688	$450,468	$188,928	$91,021	$0	$40,013	$1,147,118
	2016	$367,500	$272,290	$142,943	$51,450	$0	$30,014	$864,197
	2015	$364,583	$333,500	$147,606	$0	$0	$61,730	$907,419

Frank A. DiPiero Executive Vice President, General Counsel and Secretary	2017	$369,517	$286,344	$119,808	$76,533	$0	$39,134	$891,336
	2016	$360,504	$171,580	$90,413	$43,260	$0	$30,675	$696,432
	2015	$358,754	$203,000	$90,990	$0	$0	$50,621	$703,365

Thomas D. Moline Executive Vice President, Commercial Operations	2017	$271,758	$190,314	$79,872	$46,905	$157,000	$18,026	$763,875

William P. Bryan Executive Vice President, Manufacturing and Supply Chain	2017	$263,970	$143,172	$59,904	$43,031	$154,000	$20,604	$684,681

(1)	The amounts shown in this column represent, for 2017, the grant date fair value (calculated in accordance with FASB ASC Topic 718) of (a) restricted stock units granted to Messrs. Holding, DiPiero, Moline and Bryan on February 15, 2017 (disregarding in each case estimates for forfeitures) and (b) performance shares (subject to being earned based upon achievement of the established performance objectives) granted to Messrs. Timken, Holding, DiPiero, Moline and Bryan on February 15, 2017, assuming target achievement of the established performance objectives, which was the probable outcome on the grant date. The restricted stock units will vest in full on February 15, 2020, provided the named executive officer remains continuously employed by the Company through that date. The settlement for the restricted stock units granted to the NEOs will be in stock. The performance shares granted in 2017 were awarded to track performance for the 2017-2018 cycle. Should performance equal or exceed the maximum goals for these 2017 performance shares, the grant date fair value for such awards would be as follows: Mr. Timken – $2,734,236; Mr. Holding – $240,948; Mr. DiPiero – $154,521; Mr. Moline – $102,141 and Mr. Bryan – $75,951. Based on assessment of ownership levels at the time of grant, the settlement for the performance shares will be in cash for the NEOs.

(2)	The amounts shown in this column represent, for each year, the grant date fair value of nonqualified stock options (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of these nonqualified stock options are described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	The amounts shown in this column for 2017 represent cash payouts earned under the TimkenSteel Senior Executive Management Performance Plan for Messrs. Timken, Holding and DiPiero and the TimkenSteel Corporation Annual Performance Award Plan for Messrs. Moline and Bryan. For additional information, see “Elements of the Executive Compensation Program – Analysis of 2017 Compensation – Annual Incentive – 2017 Annual Performance Award Decisions” in the Compensation Discussion and Analysis section of this Proxy Statement.

TIMKENSTEEL 2018 PROXY STATEMENT

(4)	The amounts shown in this column for 2017 represent the difference between the amounts shown in the “2017 Pension Benefits Table” as of December 31, 2017, and those amounts calculated as of December 31, 2016. For Mr. Timken, the amounts were calculated using the same assumptions used in 2016 and included in the footnotes of the “2017 Pension Benefits Table,” except that the calculations as of December 31, 2017 utilized (a) a discount rate of 3.76% (while a discount rate of 4.28% was used for the calculation as of December 31, 2016); and (b) updated mortality statistics consistent with the 2017 mortality improvement projection scale of the Society of Actuaries. The use of the lower discount rate for Mr. Timken resulted in an increase in value of $1.3 million and the use of the updated mortality improvement projection scale resulted in a decrease in value of $70,000. The rest of the change was due to the passage of time. For Messrs. Moline and Bryan, the amounts were calculated using the same assumptions outlined above and included in the footnotes of the “2017 Pension Benefits Table.” Messrs. Holding and DiPiero are not eligible for Company-paid pension benefits.

Liabilities were determined assuming no probability of termination, retirement, death or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the NEOs earned above-market earnings in a deferred compensation plan. For additional information, see the discussion below under “Pension Benefits.”

(5)	The amounts shown in this column for 2017 are broken down in detail in the following table (a):

Name	Annual Company Contribution to SIP Plan and Core DC Program(b)	Annual Company Contribution to Post-Tax Savings Benefit(c)	Annual Life Insurance Premium (Company Paid)	Executive Physicals (Company Required)	Financial Planning Reimbursement	Home Security	Personal Use of Company’s Country Club Member- ships(d)	Spousal Travel(e)	Other(f)

Ward J. Timken Jr.	$23,175	$68,017	$2,937	$1,785	$6,600	$360	$0	$0	$2,252

Christopher J. Holding	$23,175	$13,106	$0	$1,696	$395	$0	$0	$0	$1,641

Frank A. DiPiero	$21,825	$11,103	$0	$1,434	$2,310	$0	$0	$0	$2,463

Thomas D. Moline	$12,375	$980	$0	$1,838	$1,770	$0	$0	$0	$1,063

William P. Bryan	$12,375	$493	$0	$2,179	$4,551	$0	$0	$0	$1,006

(a)	The Company does not provide tax gross-ups for executive benefits.

(b)	The “SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s qualified defined contribution plan for salaried employees. “Core DC Program” refers to the core defined contribution program for salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with The Timken Company (the Company’s former parent company) equaled less than 50 as of December 31, 2003. Messrs. Timken, Holding and DiPiero participate in the Core DC Program.

(c)	The “Post Tax Savings Benefit” is the Company’s non-tax qualified restoration benefit for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.

(d)	None of the NEOs received compensation attributable to personal use of Company’s country club memberships during 2017. If an NEO had received such compensation, amounts shown for personal use of country club memberships would have included pro-rated amounts of Company-paid annual membership dues attributed to the personal use of country clubs by the NEO. There are no incremental costs to the Company for other personal expenses associated with such personal use, as all such costs are borne by the NEO.

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(e)	None of the NEOs received compensation attributable to spousal travel during 2017. If an NEO had received compensation in the form of spousal travel benefits, amounts shown for spousal travel would have included actual incremental travel expenses.

(f)	The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the Company for all salaried employees equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

TIMKENSTEEL 2018 PROXY STATEMENT

2017 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/share)	Awards(6)

Ward J. Timken, Jr.	02/15/2017 SEMPP (1)	$0	$1,038,240	$2,699,424
	02/15/2017 NQSOs(4)								189,500	$17.46	$1,455,360
	02/15/2017 Perf RSUs(5)				52,200	104,400	156,600				$1,822,824

Christopher J. Holding	02/15/2017 SEMPP (1)	$0	$263,682	$685,572
	02/15/2017 RSUs(3)							16,600			$289,836
	02/15/2017 NQSOs(4)								24,600	$17.46	$188,928
	02/15/2017 Perf RSUs(5)				4,600	9,200	13,800				$160,632

Frank A. DiPiero	02/15/2017 SEMPP (1)	$0	$221,710	$576,447
	02/15/2017 RSUs(3)							10,500			$183,330
	02/15/2017 NQSOs(4)								15,600	$17.46	$119,808
	02/15/2017 Perf RSUs(5)				2,950	5,900	8,850				$103,014

Thomas D. Moline	02/15/2017 APA (2)	$0	$135,879	$271,758
	02/15/2017 RSUs(3)							7,000			$122,220
	02/15/2017 NQSOs(4)								10,400	$17.46	$79,872
	02/15/2017 Perf RSUs(5)				1,950	3,900	5,850				$68,094

William P. Bryan	02/15/2017 APA (2)	$0	$131,985	$263,970
	02/15/2017 RSUs(3)							5,300			$92,538
	02/15/2017 NQSOs(4)								7,800	$17.46	$59,904
	02/15/2017 Perf RSUs(5)				1,450	2,900	4,350				$50,634

(1)	“SEMPP” reflects the payouts which each of the NEOs is eligible to receive under the TimkenSteel Corporation Senior Executive Management Performance Plan at threshold, target and maximum performance levels for the performance period beginning January 1, 2017 and ending December 31, 2017. Application of the individual performance multiplier of 130% is reflected for the maximum payout, which is the maximum payout permitted under this plan. For additional information, see “Elements of the Executive Compensation Program — Analysis of 2017 Compensation — Annual Incentive — 2017 Annual Performance Award Decisions” in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	“APA” reflects the annual incentive opportunity available to Messrs. Moline and Bryan under the TimkenSteel Corporation Annual Performance Award plan at threshold, target and maximum performance levels for the 2017 performance period.

(3)	“RSUs” refers to restricted stock units granted to each of the NEOs (except Mr. Timken) on the grant date indicated. Each grant of restricted stock units reported in this table will vest in full on February 15, 2020, provided the NEO maintains continuous employment by the Company through that date. For additional information, see “Elements of the Executive Compensation Program – Analysis of 2017 Compensation – Long-Term Incentives” in the Compensation Discussion and Analysis section of this Proxy Statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential Payments upon Termination or Change in Control.”

(4)	“NQSOs” refers to the nonqualified stock options granted to each of the NEOs on the grant date indicated. Each grant of NQSOs reported in the table has an exercise price equal to the fair market value (as defined in the plan) on the date of grant, has a ten-year term and will become exercisable over four years in 25% increments on the anniversary of the grant date. For additional information, see “Elements of the Executive Compensation Program — Analysis of 2017 Compensation — Long-Term Incentives” in the Compensation Discussion and Analysis section of this Proxy Statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential Payments upon Termination or Change in Control.”

(5)

The “Perf RSUs” amounts reported in this table indicate threshold, target and maximum award opportunities for the performance shares granted to the NEOs on February 15, 2017. The performance shares granted in

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February 2017 were awarded to track performance for the January 1, 2017 through December 31, 2018 performance cycle. For additional information, see “Elements of the Executive Compensation Program — Analysis of 2017 Compensation — Long-Term Incentives” in the Compensation Discussion and Analysis section of this Proxy Statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential Payments upon Termination or Change in Control.”

(6)	The amounts shown in this column reflect the fair value on the date of grant of RSUs, stock options and performance shares granted in 2017, computed in accordance with FASB ASC Topic 718. The fair value of RSUs is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the number of RSUs granted. The fair value of stock options is determined using the Black-Scholes model. The fair value of performance shares is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the target number of performance shares granted, which was the probable outcome on the grant date.

TIMKENSTEEL 2018 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2017 YEAR-END TABLE

The following table sets forth information concerning unexercised stock options and stock awards that have not yet vested for each of our NEOs as of December 31, 2017:

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($/share)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Ward J. Timken, Jr.	02/04/2008	63,500	0	$18.42	02/04/2018	02/17/2016			82,750	$1,256,973
	02/08/2010	52,300	0	$13.61	02/08/2020	02/15/2017			52,200	$ 792,918
	02/08/2011	53,000	0	$29.95	02/08/2021
	02/09/2012	45,100	0	$31.06	02/09/2022
	02/07/2013	46,450	0	$33.76	02/07/2023
	02/13/2014	34,500	11,500	$34.26	02/13/2024
	01/29/2015	47,500	47,500	$29.00	01/29/2025
	02/17/2016	79,990	239,970	$ 7.46	02/17/2026
	02/15/2017	0	189,500	$17.46	02/15/2027

Christopher J. Holding	02/08/2010	2,250	0	$13.61	02/08/2020	01/29/2015	4,100	$ 62,279
	02/08/2011	2,800	0	$29.95	02/08/2021	02/17/2016	23,500	$356,965	6,500	$ 98,735
	02/09/2012	2,000	0	$31.06	02/09/2022	02/15/2017	16,600	$252,154	4,600	$ 69,874
	02/07/2013	1,800	0	$33.76	02/07/2023
	02/13/2014	4,200	1,400	$34.26	02/13/2024
	01/29/2015	7,300	7,300	$29.00	01/29/2025
	02/17/2016	11,565	34,695	$ 7.46	02/17/2026
	02/15/2017	0	24,600	$17.46	02/15/2027

Frank A. DiPiero	08/05/2014	6,525	2,175	$46.08	08/05/2024	01/29/2015	2,500	$ 37,975
	01/29/2015	4,500	4,500	$29.00	01/29/2025	02/17/2016	14,750	$224,053	4,125	$ 62,659
	02/17/2016	7,315	21,945	$ 7.46	02/17/2026	02/15/2017	10,500	$159,495	2,950	$ 44,811
	02/15/2017	0	15,600	$17.46	02/15/2027

Thomas D. Moline	02/08/2011	2,800	0	$29.95	02/08/2021	01/29/2015	1,500	$ 22,785
	02/09/2012	2,150	0	$31.06	02/09/2022	02/17/2016	10,000	$151,900	2,750	$ 41,773
	02/07/2013	2,250	0	$33.76	02/07/2023	02/15/2017	7,000	$106,330	1,950	$ 29,621
	02/13/2014	1,311	439	$34.26	02/13/2024
	01/29/2015	2,750	2,750	$29.00	01/29/2025
	02/17/2016	1,000	14,625	$ 7.46	02/17/2026
	02/15/2017	0	10,400	$17.46	02/15/2027

William P. Bryan	02/08/2011	1,300	0	$29.95	02/08/2021	01/29/2015	1,500	$ 22,785
	02/09/2012	1,800	0	$31.06	02/09/2022	02/17/2016	7,500	$113,925	2,125	$ 32,279
	02/07/2013	1,800	0	$33.76	02/07/2023	02/15/2017	5,300	$ 80,507	1,450	$ 22,026
	02/13/2014	1,200	400	$34.26	02/13/2024
	01/29/2015	2,750	2,750	$29.00	01/29/2025
	02/17/2016	1,190	11,070	$ 7.46	02/17/2026
	02/15/2017	0	7,800	$17.46	02/15/2027

(1)	All option awards reported in this table are nonqualified stock options that vest ratably 25% per year over the four-year period from the date of grant.

(2)

Stock awards reported in this table for each NEO include performance shares and cliff-vested restricted stock units. Performance shares (reported under the Equity Incentive Plan Awards column) were granted on February 17, 2016 and February 15, 2017, and vest on December 31, 2018, contingent upon the

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achievement of the established performance objectives. The number of shares reflected for the performance shares granted on February 17, 2016 and February 15, 2017, includes the amounts to be paid to each respective NEO assuming threshold performance is achieved under the established performance objectives. The settlement for the performance shares will be in cash for each NEO. Cliff-vested restricted stock units were granted to Messrs. Holding, DiPiero, Moline and Bryan on January 29, 2015, February 17, 2016 and February 15, 2017. Each of these grants of RSUs vest on the third anniversary of grant date. The market value of all shares shown in these columns was determined based upon the closing price of our common shares on December 29, 2017, the last trading day of the year, which was $15.19.

TIMKENSTEEL 2018 PROXY STATEMENT

2017 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information with respect to the exercise of stock options by and vesting of stock-based awards for our NEOs during 2017.

	Option Awards(1)		Stock Awards (2)

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Ward J. Timken, Jr.	0	$0	12,450	$213,580

Christopher J. Holding	0	$0	2,250	$38,599

Frank A. DiPiero	0	$0	3,400	$58,327

Thomas D. Moline	3,875	$54,831	1,050	$18,013

William P. Bryan	2,500	$35,608	950	$16,297

(1)	The value realized on the exercise of options is the difference between exercise price and the fair market value of our common shares on the date of exercise. For this purpose, fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.

(2)	The value realized on vesting for stock awards is calculated by multiplying the number of shares acquired on vesting by the fair market value of our common shares on the vesting date. For purposes of this calculation, fair market value for restricted stock units which vest is equal to the closing price of our common shares on the vesting date. The value shown in the table does not include performance shares granted for the 2015-2017 cycle. Performance results for this cycle fell below threshold requirements. Accordingly, all performance shares granted for the 2015-2017 performance cycle were cancelled without a payout.

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PENSION BENEFITS

QUALIFIED PLAN

In connection with the spinoff of TimkenSteel from The Timken Company on June 30, 2014, TimkenSteel adopted a tax-qualified defined benefit retirement plan (the “Qualified Plan”) which is substantially similar to the defined benefit retirement plan maintained by The Timken Company prior to spinoff. Years of service with The Timken Company prior to spinoff count toward years of service under the Qualified Plan.

Pursuant to the Qualified Plan, salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements:

•	Age 62 and 15 years of service;

•	Age 60 and 25 years of service; or

•	Any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003.

Benefits for service after December 31, 1991, are reduced for early commencement at a rate of 3% per year before the age of 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4% per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Benefits for a NEO who dies while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50% of the benefit payable if the NEO had terminated employment on the date of his death, survived to the payment date (as elected by his spouse), elected the 50% joint and survivor form of payment and died the next day. If the NEO has at least 15 years of service at the time of his death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

SUPPLEMENTAL PENSION PLAN

In connection with the spinoff, the Company also adopted the Supplemental Pension Plan of TimkenSteel Corporation (effective June 30, 2014), or the TimkenSteel SERP, which is substantially similar to the supplemental pension plan maintained by The Timken Company prior to the spinoff. Supplemental retirement income benefits under the TimkenSteel SERP are calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the TimkenSteel Corporation Savings & Investment Pension Plan and the Post-Tax Savings Benefit. The supplemental benefit will vest after five years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of Company service is

TIMKENSTEEL 2018 PROXY STATEMENT

available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

For both the Qualified Plan and the TimkenSteel SERP, only actual years of service with TimkenSteel and, prior to the spinoff, The Timken Company, are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

2017 PENSION BENEFITS TABLE

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2017:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)

Ward J. Timken, Jr.(2)	Supplemental Plan	25.6	$9,351,000

	Qualified Plan	11.6	$ 318,000

Christopher J. Holding(3)	Supplemental Plan	N/A	$ 0

	Qualified Plan	N/A	$ 0

Frank A. DiPiero(3)	Supplemental Plan	N/A	$ 0

	Qualified Plan	N/A	$ 0

Thomas D. Moline	Supplemental Plan	33.5	$ 244,000

	Qualified Plan	33.5	$ 837,000

William P. Bryan	Supplemental Plan	40.5	$ 263,000

	Qualified Plan	40.5	$ 927,000

(1)	For Mr. Timken, the “Present Value of Accumulated Benefit” is the present value, as of December 31, 2017, of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 3.76% discount rate and updated mortality statistics consistent with the 2017 Society of Actuaries revised mortality projection improvement scale. Benefits were determined assuming no probability of termination, retirement, death or disability before age 62. The same assumptions were used to determine the present value of the accumulated benefit for Messrs. Moline and Bryan. For 2017, the Internal Revenue Code pay limit was $265,000 and the maximum benefit was $210,000.

(2)	Because Mr. Timken did not have a combination of age and service that equaled or exceeded 50 as of December 31, 2003, he does not accumulate any service under the Qualified Plan after December 31, 2003.

(3)	Because Messrs. Holding and DiPiero were hired after January 1, 2004, they do not accumulate any service under either the Supplemental (SERP) or Qualified Plan.

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2017 NONQUALIFIED DEFERRED COMPENSATION TABLE

The table below sets forth information regarding contributions, earnings and withdrawals during 2017 and the account balances as of December 31, 2017, for the NEOs under the TimkenSteel Corporation Deferred Compensation Plan:

Name	Executive Contributions in 2017(1)	Company Contributions in 2017(1)	Aggregate Earnings in 2017(2)	Aggregate Withdrawals/ Distributions in 2017	Aggregate Balance at December 31, 2017(3)
Ward J. Timken, Jr.	$76,274	$32,114	$105,438	$—	$2,212,633
Christopher J. Holding	$53,382	$—	$13,514	$—	$316,274
Frank A. DiPiero	$—	$3,154	$707	$—	$15,086
Thomas D. Moline	$—	$—	$—	$—	$—
William P. Bryan	$—	$—	$—	$—	$—

(1)	Amounts shown as executive contributions or Company contributions in 2017 were reported in the 2017 Summary Compensation Table.

(2)	This amount includes interest earned from cash deferrals. The earnings during this year and previous years were not above market or preferential; therefore, these amounts were not included in the 2017 Summary Compensation Table.

(3)	Amounts included in the aggregate balances that previously were reported as compensation in the Summary Compensation Table for previous years (or would have been had the recipient been identified as an NEO for such years) are as follows: Mr. Timken – $1,531,835; Mr. Holding – $211,793; Mr. DiPiero – $10,694.

TIMKENSTEEL 2018 PROXY STATEMENT

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into severance agreements with each of our NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, our NEOs are entitled to post-termination payments or benefits under award agreements entered into under the TimkenSteel Amended and Restated 2014 Equity and Incentive Compensation Plan and, under certain circumstances, under our retirement and benefit plans. The following circumstances would trigger post-termination payments to our NEOs: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. For purposes of calculating the payments that would be due to each of our NEOs, the termination scenarios described below assume a December 31, 2017 termination date.

CHANGE IN CONTROL

Under the Severance Agreements with our NEOs, when certain events occur, such as a reduction in responsibilities or termination of employment without cause, following a change in control of the Company (as defined in the Severance Agreements), the NEO will be entitled to receive a cash severance payment in an amount equal to a multiple of three times the sum of his annual base salary and the greater of: (1) his target annual amount of incentive compensation for the year in which he terminates employment; or (2) his target annual amount of incentive compensation for the year in which the change in control occurs. The form of Severance Agreement does not contain an excise tax gross-up provision. Rather, the agreements provide that the NEO can choose the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change in control benefits, without a gross-up by the Company; or (2) accepting aggregate change in control benefits that do not exceed the excise tax threshold. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement.

In addition, the NEO would receive a lump sum amount representing the SERP benefit. The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the NEO continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on mortality tables and interest rates promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code.

Under the terms of the agreements pursuant to which equity is awarded to our NEOs, if following a change in control there would be a loss of equity by the NEO because (a) the equity of the Company is not continued and the value of the equity award is not replaced with an equivalent equity instrument of the surviving entity or (b) the NEO’s employment is involuntarily terminated or voluntarily terminated with good cause (as defined in the agreement), then in those circumstances any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options.

Finally, the NEO would be entitled to continuation of health and welfare benefits for three years and career outplacement services.

VOLUNTARY TERMINATION

In the case of a voluntary termination of employment by a NEO, the NEO is not entitled to receive, and the Company will not make any cash severance, retirement benefits or other perquisite payments, and unvested equity-based grants will not vest.

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INVOLUNTARY TERMINATION WITH CAUSE

The Company provides no cash severance, retirement benefits, other perquisite payments or vesting of any equity-based grants when an NEO is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only if the NEO commits an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; an intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or an intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) which would constitute a material breach of the NEO’s duty of loyalty to the Company.

If the Company terminates the NEO’s employment for cause, any benefit payable from a qualified plan will be forfeited.

INVOLUNTARY TERMINATION WITHOUT CAUSE

In the case of an involuntary termination without cause, each NEO is entitled to severance equal to 1.5 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target), except that the Chairman, CEO and President is entitled to severance of 2 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target). Each NEO also is entitled to continuation of health and welfare benefits through the severance period and career outplacement services. In consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the Company.

RETIREMENT

“Retirement” means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the Company; or (2) retirement of the NEO on or after age 62.

In addition to retirement benefits shown in the “2017 Pension Benefits Table” (which are not shown in the following table of termination scenarios), NEOs who retire under the circumstances described above will be entitled to receive prorated payouts of performance shares and continued normal vesting of other unvested equity awards as if the NEO had remained in the continuous employ of the Company for the remainder of the vesting period.

DEATH OR PERMANENT DISABILITY

“Permanent Disability” occurs if the NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

All equity-based awards immediately vest in the event of death or permanent disability except performance shares, which are prorated and then vest at the end of the performance period. In the case of disability, the NEO has up to five years to exercise stock options. In the case of the NEO’s death, his beneficiary will have one year following his death to exercise stock options.

As a result of the spinoff, the Company assumed the obligations of The Timken Company under a Death Benefit Agreement with Mr. Timken. In the event of Mr. Timken’s death while continuously employed, a cash payment of $600,000 will be made to his beneficiaries.

TIMKENSTEEL 2018 PROXY STATEMENT

TERMINATION SCENARIOS

Mr. Timken

	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance(1)	$0	$0		$ 0	$3,806,880	$ 5,710,320

Equity(2)	$0	$0		$3,485,868	$4,079,454	$ 4,697,777

Retirement Benefits(3)	$0	$0		$ 0	$ 0	$ 523,000

Other Benefits(4)	$0	$0		$ 600,000	$ 50,000	$ 65,000

Excise Tax Gross-Up(5)						$ 0

Total	$0	$0	$ 0	$4,085,868	$7,936,334	$10,996,097

Mr. Holding

	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance(1)	$0	$0		$ 0	$ 960,554	$ 1,921,109

Equity(2)	$0	$0		$1,075,288	$1,032,640	$ 1,178,073

Retirement Benefits(3)	$0	$0		$ 0	$ 0	$ 177,000

Other Benefits(4)	$0	$0		$ 0	$ 42,500	$ 65,000

Excise Tax Gross-Up(5)						$ 0

Total	$0	$0	$ 0	$1,075,288	$2,035,694	$ 3,341,182

Mr. DiPiero

	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance(1)	$0	$0		$ 0	$ 886,841	$ 1,773,682

Equity(2)	$0	$0		$ 677,740	$ 651,454	$ 743,437

Retirement Benefits(3)	$0	$0		$ 0	$ 0	$ 107,000

Other Benefits(4)	$0	$0		$ 0	$ 42,500	$ 65,000

Excise Tax Gross-Up(5)						$ 0

Total	$0	$0	$ 0	$ 677,740	$1,580,795	$ 2,689,119

Mr. Moline

	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance(1)	$0	$0		$ 0	$ 611,456	$ 1,222,911

Equity(2)	$0	$0		$ 451,535	$ 433,760	$ 495,080

Retirement Benefits(3)	$0	$0	$179,000	$ 0	$ 0	$ 217,000

Other Benefits(4)	$0	$0		$ 0	$ 42,500	$ 65,000

Excise Tax Gross-Up(5)						$ 0

Total	$0	$0	$179,000	$ 451,535	$1,087,716	$ 1,999,991

Mr. Bryan

	Voluntary Resignation	Termination With Cause	Retirement(6)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance(1)	$0	$0		$ 0	$ 593,933	$ 1,187,865

Equity(2)	$0	$0		$ 338,991	$ 332,700	$ 379,118

Retirement Benefits(3)	$0	$0	$123,000	$ 0	$ 0	$ 225,000

Other Benefits(4)	$0	$0		$ 0	$ 42,500	$ 65,000

Excise Tax Gross-Up(5)						$ 0

Total	$0	$0	$123,000	$ 338,991	$ 969,133	$ 1,856,983

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(1)	“Cash Severance” refers to amounts payable to each NEO under the Severance Agreements.

(2)	“Equity” includes the value of restricted shares, performance shares and stock option grants which the NEO will be entitled to receive under the termination scenarios described in the table. As discussed above, equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by an involuntary termination of employment or a termination of employment for good cause, or at the time of death or permanent disability. In the case of an involuntary termination without cause, equity-based grants will continue to vest through the period of time represented by the cash severance multiple. For purposes of calculating the value of equity reflected in this table, all full-share awards are valued at the closing price of our common shares on December 29, 2017 (the last trading day of the year), which was $15.19. As of December 31, 2017, all outstanding stock options, with the exception of the February 17, 2016 grant, were below the exercise price, resulting in minimal value in the table. Our equity grant agreements include a double-trigger vesting requirement for awards in the event of a change in control.

(3)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of a change in control.

(4)	“Other Benefits” includes the value of health and welfare benefits through the applicable severance period, with an estimated value of $15,000 per year, plus outplacement services with an estimated value of $20,000. Additionally, for Mr. Timken, the amount shown under “Death and Disability” represents the value of the death benefit payable pursuant to the terms of a Death Benefit Agreement originally entered into between Mr. Timken and The Timken Company and assumed by the Company at the time of the spinoff.

(5)	“Excise Tax Gross-Up” will not be triggered for any of the NEOs, as each of them has entered into an agreement that excludes the payment of tax gross-up amounts.

(6)	Values are shown under the retirement scenario only for those NEOs who were eligible for normal retirement or early retirement as of December 31, 2017.

TIMKENSTEEL 2018 PROXY STATEMENT

CEO PAY RATIO

For 2017, the ratio of the annual total compensation of Mr. Timken (“CEO Compensation”) to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Timken) as described below (“Median Annual Compensation”) was approximately 67 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”).

For purposes of calculating the CEO pay ratio, the CEO Compensation for 2017 was determined to be $6,122,318, which amount matches Mr. Timken’s total compensation as reflected in the 2017 Summary Compensation Table plus Company-paid health care benefit costs of $14,412. After determining the Median Employee, the Median Annual Compensation was calculated using the same methodology the Company uses to calculate compensation for the NEOs as set forth in the 2017 Summary Compensation Table included in this Proxy Statement, and then adjusted to add the value of Company-paid health care benefit costs. The Median Annual Compensation for 2017 was determined to be $91,660.

On the Determination Date, the Company employed a total of 2,829 employees (including 2,789 employees based in the United States). The Company determined the Median Employee as of the Determination Date by identifying total cash compensation for the period beginning on January 1, 2017 and ending on December 31, 2017 for 2,788 employees who were employed by the Company on the Determination Date. This group of employees included all full- and part-time employees, but excluded Mr. Timken and 40 non-U.S. employees (consisting of 22 employees in Mexico, 14 employees in China, 2 employees in the United Kingdom and 2 employees in Poland). This group of employees does not include any independent contractors or “leased” workers and does not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2017. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including base salary, bonus payments, equity compensation and any imputed income.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

APPOINTMENT OF INDEPENDENT AUDITOR FOR 2018

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2018 fiscal year. Ernst & Young has served as our independent auditor since 2012.

The selection of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify this appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest.

Representatives of Ernst & Young are expected to be present at the 2018 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young as the Company’s independent auditor for the 2018 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal. Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2018 FISCAL YEAR.

TIMKENSTEEL 2018 PROXY STATEMENT

SERVICES OF INDEPENDENT AUDITOR FOR 2017

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to us for the fiscal years ended December 31, 2016 and 2017:

	2017	2016

Audit Fees(a)	$1,134,015	$1,339,240

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees	—	—

Total Fees	$1,134,015	$1,339,240

(a)	Audit Fees consist of fees for professional services rendered for the audits of our annual consolidated financial statements, including, for 2016 and 2017, statutory audits of $32,000 and $22,000, respectively.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee annually approves the scope of services and fees payable for the year-end audit and statutory audits to be performed by the independent auditor for the next fiscal year. In addition, the Audit Committee has adopted a Pre-Approval Policy pursuant to which the Committee annually approves certain audit, audit-related and tax services which may be provided by the independent auditor, along with the associated fees for such services, during the upcoming fiscal year. Other than services pre-approved in connection with the annual engagement of the independent auditor or pursuant to the Pre-Approval Policy, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. With certain specified limitations, the Audit Committee has delegated its pre-approval authority to its Chairperson, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policies and procedures.

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PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

At the 2017 Annual Meeting of Shareholders, the advisory vote to approve the compensation of the Company’s named executive officers received very strong support, with 98.3% of the votes cast in favor of approval. Taking this vote into consideration, the Compensation Committee determined to maintain the structure of the Company’s compensation programs.

We believe our compensation programs for our named executive officers:

•	align the interests of our executives with those of our shareholders;

•	reward executives for sustained, strong business and financial results; and

•	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2018 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

We encourage you to carefully review the Compensation Discussion and Analysis, the compensation tables and related disclosures included in this Proxy Statement. The Board recommends that shareholders indicate their support for the compensation of the Company’s named executive officers as described in this Proxy Statement by voting “FOR” approval of this proposal at the Annual Meeting.

As an advisory vote, this resolution is not binding. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal. The Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the Company’s named executive officers. If there are a significant number of negative votes, the Compensation Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

TIMKENSTEEL 2018 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 1, 2018, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the Summary Compensation Table in this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class(3)

Joseph A. Carrabba	18,051	*

Phillip R. Cox	27,966	*

Diane C. Creel	21,141	*

Terry L. Dunlap	14,795	*

Randall H. Edwards	15,980	*

Donald T. Misheff	15,732	*

John P. Reilly	32,573	*

Ronald A. Rice	33,593	*

Randall A. Wotring	29,462	*

Ward J. Timken, Jr.(4)	3,310,631	7.3%

William P. Bryan	26,596

Frank A. DiPiero	39,138	*

Christopher J. Holding	64,145	*

Thomas D. Moline	37,881	*

All Directors, nominees for Director and executive officers as a group(2)(4) (14 Individuals)	3,687,684	8.2%

*	Percent of class is less than 1%.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. None of the shares owned by Directors, nominees or the NEOs has been pledged as security.

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(2)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options(a)	Deferred Common Shares(b)

Joseph A. Carrabba	0	18,051

Phillip R. Cox	0	3,466

Diane C. Creel	0	0

Terry L. Dunlap	0	0

Randall H. Edwards	0	0

Donald T. Misheff	0	15,132

John P. Reilly	0	3,401

Ronald A. Rice	0	0

Randall A. Wotring	0	17,902

Ward J. Timken, Jr.	521,455	0

William P. Bryan	17,455	0

Frank A. DiPiero	33,980	0

Christopher J. Holding	54,680	0

Thomas D. Moline	21,550	0

(a)	Includes shares that the individual named in the table has the right to acquire on or before May 1, 2018, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan. Including those listed, all Directors, nominees for Director, and executive officers as a group have the right to acquire 649,120 shares on or before May 1, 2018, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Acquired through deferrals of Directors’ cash or equity compensation; these shares will not be issued until a later date under the TimkenSteel Corporation Director Deferred Compensation Plan.

(3)	Calculated using 44,527,546 shares as the number of common shares outstanding.

(4)	Includes 292,615 shares over which Mr. Timken exercises sole voting and investment authority, 2,496,561 shares with respect to which Mr. Timken shares voting and investment discretion, and 521,455 shares which Mr. Timken has the right to acquire as discussed above. Of the shares reported, Mr. Timken disclaims beneficial ownership of 2,453,457 shares, including 1,405 shares held by his spouse, 3,000 shares held by the Ward J. Timken Trust FBO Grandchildren, and 2,449,052 shares held by The Timken Foundation of Canton.

TIMKENSTEEL 2018 PROXY STATEMENT

The following table provides information known to us about each beneficial owner of more than 5% of our common shares as of March 1, 2018, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class(8)
BlackRock Inc.(1) 55 East 52nd Street New York, NY 10022	5,507,995	12.4%

Timken family(2)	4,831,894	10.9%

Ellwood Group, Inc.(3) 1105 N. Market Street P.O. Box 8985, Suite 1300 Wilmington, DE 19810	4,285,026	9.6%

Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	3,407,087	7.7%

The Vanguard Group Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	3,368,806	7.6%

Linden Capital LP(6) 590 Madison Avenue New York, NY 10022	2,808,602	6.3%

GAMCO Investors, Inc.(7) One Corporate Center Rye, New York 10580	2,244,772	5.0%

(1)	Pursuant to a Schedule 13G/A filed with the SEC on January 19, 2018, BlackRock Inc. reported that it is the beneficial owner of, and has sole dispositive power over, 5,507,996 of our common shares, with respect to which it has sole voting power over 5,419,129 shares and shared voting power over no shares.

(2)	Members of the Timken family, including Ward J. Timken, Jr., have in the aggregate sole or shared voting and dispositive power with respect to 4,831,894 of our common shares, which includes 521,455 shares that Ward J. Timken, Jr. has the right to acquire on or before May 1, 2018. The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue North, Suite 210, Canton, Ohio 44702, holds 2,449,052 of these shares, representing 5.5% of our outstanding common shares. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr., William R. Timken, Jr. and James M. Gresh are trustees of the Foundation and share the voting and investment power with respect to such shares.

There are no voting agreements or other arrangements among the members of the Timken family or the Foundation and its Trustees regarding the 4,831,894 common shares and, accordingly, the members of the Timken family are not a “group” for purposes of Rule 13d-3 under the Exchange Act with respect to such shares. Accordingly, each member of the Timken family disclaims beneficial ownership of any of our common shares as to which such member does not have sole or shared voting or investment power.

(3)	Pursuant to a Schedule 13D/A filed with the SEC on January 5, 2016, the Ellwood Group, Inc. and its wholly-owned subsidiary, Ellwood Group Investment Corp., reported that it is the beneficial owner of, and has sole voting and dispositive power with respect to, 4,285,026 of our common shares.

(4)	Pursuant to a Schedule 13G/A filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP reported that it is the beneficial owner of, and has sole dispositive power over, 3,407,087 of our

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common shares, with respect to which it has sole voting power over 3,214,971 shares and shared voting power over no shares. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares reported in the Schedule 13G as all such shares are owned by investment companies and other commingled funds, group trusts and separate accounts for which Dimensional Fund Advisors provides investment advice or serves as investment manager or sub-adviser.

(5)	Pursuant to a Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group Inc. reported that it is the beneficial owner of 3,368,806 of our common shares, with respect to which it has sole voting power over 42,641 shares, shared voting power over 3,035 shares, sole dispositive power over 3,325,245 shares and shared dispositive power over 43,561 shares.

(6)	Pursuant to a Schedule 13G/A filed with the SEC on January 12, 2018, Linden Capital L.P. reported on behalf of itself and its affiliates, that it is the beneficial owner of, and has shared voting and dispositive power with respect to, 2,808,602 of our common shares. Linden Capital reports that its ownership of our common shares is a result of its ownership of TimkenSteel’s 6% Convertible Senior Notes due 2021 (the “Notes”). Prior to March 1, 2021, the Notes are only convertible upon satisfaction of certain conditions. Upon conversion of the Notes, the Company will pay or deliver, as the case may be, cash, common shares or a combination of cash and common shares, at the Company’s election.

(7)	Pursuant to a Schedule 13D filed with the SEC on December 28, 2017, GAMCO Investors, Inc. reported that it, through various affiliated entities including Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc. and Gabelli & Company Investment Advisers, Inc., is the beneficial owner of, and has sole dispositive power over, 2,244,772 of our common shares, with respect to which it has sole voting power over 2,084,772 shares and shared voting power over no shares.

(8)	Calculated using 44,527,546 shares as the number of common shares outstanding.

TIMKENSTEEL 2018 PROXY STATEMENT

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our common shares, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to provide us with copies of such reports. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Based solely upon our review of reports furnished to us, or written representations that no forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with Section 16 filings during the year ended December 31, 2017, by our executive officers, Directors or 10% shareholders.

GENERAL

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the companies provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. TimkenSteel has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2017, promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

UNLESS YOU SPECIFY OTHERWISE IN YOUR VOTING INSTRUCTIONS,

THE PROXY HOLDERS WILL VOTE FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1,

AND FOR PROPOSALS 2 AND 3.

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6M 03-18 Order No. 0227 TimkenSteel® is a registered trademark. © 2018 TimkenSteel Corporation. Printed in U.S.A.

VOTE BY TELEPHONE
c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

In order to be counted in the final tabulation, if you are a participant in one of the employee savings or stock plans sponsored by TimkenSteel Corporation, your vote must be received by 6:00 a.m. EDT on May 1, 2018 and, if you are a registered shareholder, your vote must be received by 6:00 a.m. EDT on May 3, 2018.

Proxy must be signed and dated below.

  Please fold and detach card at perforation before mailing.

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Frank A. DiPiero, Christopher J. Holding and Kristine C. Syrvalin, and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of TimkenSteel Corporation to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on May 3, 2018, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and in their discretion on such other matters as may properly come before the meeting.

This card also serves as voting instructions to the trustee of each employee savings plan and to the recordkeeper of each employee stock plan sponsored by TimkenSteel Corporation, its subsidiaries or affiliates, with respect to TimkenSteel common shares held by the undersigned under any such plan. If you are a participant in any of the plans, your voting instructions must be received by 6:00 a.m. on May 1, 2018 to be counted in the final tabulation. The trustee for each employee savings plan sponsored by TimkenSteel Corporation will vote all uninstructed plan shares in the same proportion as those plan shares for which instructions have been timely received.

If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 3, 2018 at 10:00 a.m. Corporate Auditorium (C1G) TimkenSteel Corporation 1835 Dueber Avenue, S.W. Canton, OH 44706-2798 Telephone: (330)-471-7000

Parking: Shareholders attending the meeting may park in the designated visitor lots.

Note: If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

For directions to the Annual Meeting, please refer to the investor page on our website at

http://investors.timkensteel.com.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

    Please fold and detach card at perforation before mailing.

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR all nominees listed in proposal 1 and FOR proposals 2 and 3.

1.	Election of the following Directors to serve a three-year term expiring at the 2021 Annual Meeting:

Nominees: 1. Joseph A. Carrabba	2. Phillip R. Cox	3. Terry L. Dunlap	4. John P. Reilly

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write the nominee’s name or number on the line below.

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

TIMKENSTEEL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2018

Notice of Annual Meeting of Shareholders

WHEN AND WHERE IS THE SHAREHOLDER MEETING?

The 2018 Annual Meeting of Shareholders of TimkenSteel Corporation will be held on Thursday, May 3, 2018, at 10:00 a.m. EDT, at the Corporate Auditorium of TimkenSteel Corporation at 1835 Dueber Avenue, S.W., Canton, Ohio.

For admission to the Annual Meeting, please bring this notice or a letter from your broker if your shares are held in street name. Directions to the Annual Meeting may be found on the investor page of our website at http://investors.timkensteel.com.

WHAT IS BEING VOTED ON AT THE SHAREHOLDER MEETING?

1.	Election of the following Directors to serve a three-year term expiring at the 2021 Annual Meeting: Joseph A. Carrabba, Phillip R. Cox, Terry L. Dunlap and John P. Reilly.

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018.

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

The Board of Directors recommends that shareholders vote FOR all nominees listed in proposal 1 and FOR proposals 2 and 3.

HOW CAN I GET A COMPLETE SET OF PROXY MATERIALS?

This is not a proxy card. If you wish to cast your vote on a traditional proxy card, you must request a paper copy of the proxy materials by following the instructions below.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following documents can be viewed at: www.ViewMaterial.com/TMST

•	2017 Annual Report and Form 10-K

•	2018 Proxy Statement

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 19, 2018 to facilitate timely delivery.

You may request a paper or email copy of the proxy materials by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

1.	Call the toll-free telephone number 1-800-516-1564 and follow the instructions provided, or

2.	Access the website, www.SendMaterial.com and follow the instructions provided, or

3.	Send us an e-mail at papercopy@SendMaterial.com with your control number in the subject line. Unless you instruct us otherwise, we will reply to your email with a copy of the proxy materials in PDF format for this meeting only.

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To vote your TimkenSteel Corporation shares, you can attend the Annual Meeting of Shareholders and vote in person or you can:

1.  Go to www.ViewMaterial.com/TMST

2.  Click on the icon to vote your shares.

3.  Enter the 11-digit Control Number (located by the  arrow in the box above).

4.  Follow the instructions to record your vote.